SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.______)

        Filed by the registrant   [X]

        Filed by a party other than the registrant   [   ]

        Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Section 240.14a-12

TENNANT COMPANY
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	10:30 a.m. Central Daylight Time Tuesday, April 29, 2008
Place:	Golden Valley Country Club 7001 Golden Valley Road Golden Valley, Minnesota
Items of Business:	(1) To elect two directors to a three-year term, such that the total number of directors is eight;
(2) To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company;
(3) To approve the 2009 Short-Term Incentive Plan; and
(4) To act on any other business that may properly come before the Annual Meeting.
Who May Vote:	You may vote if you were a shareholder of record as of the close of business on February 29, 2008.
Proxy Voting:	It is important that your shares are voted, whether or not you attend the meeting. Please vote your shares, as instructed in Notice of Internet Availability of Proxy Materials, over the Internet or by telephone after your receipt of hard copies of the proxy materials, as promptly as possible. You may also request a paper proxy card, which will include a reply envelope, to submit your vote by mail, as described in the Notice of Internet Availability of Proxy Materials. Your prompt response will help reduce solicitation costs incurred by us.

March 13, 2008	Heidi M. Hoard, Secretary

TENNANT COMPANY PROXY STATEMENT

Why did I receive a Notice of Internet Availability of Proxy Materials?

Tennant Company (“we,” “us,” “our,” “the Company”), on behalf of our Board of Directors, is supplying this Proxy Statement in order to obtain your Proxy vote in connection with the Annual Meeting of Shareholders.

The Annual Meeting will be held at the Golden Valley Country Club, 7001 Golden Valley Road, Golden Valley, Minnesota, on Tuesday, April 29, 2008, at 10:30 a.m. Central Daylight Time.

The Notice of Internet Availability of Proxy Materials is being mailed to shareholders on or about March 17, 2008.

How do I access the proxy materials?

Under new rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies to our shareholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

What is a Proxy?

The Proxy serves as a ballot for elections to our Board of Directors, as well as listing information about any other items to be discussed and voted on at the Annual Meeting. It allows an authorized agent to act on your behalf in the event you do not attend the Annual Meeting in person.

Who is entitled to vote?

You may vote if you owned shares of our Common Stock as of the close of business on February 29, 2008. As of February 29, 2008, there were 18,528,133 shares of Common Stock outstanding, each entitled to one vote.

How do I vote?

You may vote in one of four ways:

1.  By Internet

You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week, until 11:59 p.m. (EST) on April 28, 2008. Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your Proxy Card, in hand and the last four digits of your social security number available to verify your identity. Follow the instructions provided to obtain your records and create an electronic ballot.

2.  By Phone

You may call 1-800-690-6903 by using any touch-tone phone, 24 hours a day, 7 days a week, until 11:59 p.m. (EST) on April 28, 2008. Have your Notice of Internet Availability of Proxy Materials or, if you

have requested one, your Proxy Card, in hand when calling. You will need to provide the last four digits of your social security number to verify your identity. Follow the voice prompts to cast your vote.

3.  By Mail

Request a Proxy Card from us by following the instructions on your Notice of Internet Availability of Proxy Materials. Mark, sign and date your Proxy Card and return it in the postage-paid envelope that will be provided, or return it to Tennant Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

4.  In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. Paper ballots will be available for voting at the meeting.

Shareholders who hold their shares beneficially in street name, through a broker or bank, may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions received from your broker or bank to vote your shares.

How is my Proxy voted?

Shares represented by Proxy will be voted in the following manner:

•	As specified by the Proxy, or
•	Where no specification is given, shares will be voted FOR all nominees and proposals in this Proxy Statement.

Why should I vote?

Your vote is important! It ensures that your ownership interests are represented even if you are unable to attend the Annual Meeting in person. A promptly voted Proxy will save us additional solicitation expense.

Can I change my Proxy vote even after it is submitted?

Proxies may be revoked at any time before being voted at the Annual Meeting. The Proxy may be revoked only by use of the following methods:

•	Sending written notice of revocation to the address listed on page 3 of this Proxy Statement
•	Revoking in person at the Annual Meeting
•	Delivering a later dated Proxy to an officer of the Company

Personal attendance and voting in person will not revoke a written Proxy.

How many votes are needed to hold the Annual Meeting?

The meeting can take place when holders of a majority of the outstanding common stock, either in person or by Proxy, are present at the meeting. This is known as a quorum. Abstentions and broker non-votes will be counted as present when determining whether a quorum exists.

How many votes are needed to elect directors?

As established by Minnesota Statute 302A.215, the affirmative vote of a plurality of outstanding shares present and entitled to vote is required to elect each director nominated. The director nominees with the most votes will be elected. If you (or a broker), either in person or by Proxy, withhold or do not give authority to vote for a director, you will not be considered present or entitled to vote on the election of directors.

How many votes are needed to approve the other proposals at the Annual Meeting?

The affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote is required to ratify KPMG as our independent registered public accounting firm and to approve the 2009 Short-Term Incentive Plan. For this purpose, a shareholder voting through a Proxy who abstains with respect to ratification of KPMG or approval of the plan is considered to be present and entitled to vote on these matters at the Annual Meeting, and is in effect a negative vote; however, broker non-votes will not be counted as votes on these matters and will have no effect.

What other matters will be decided at the Annual Meeting?

As of the date this Proxy Statement was filed, we are not aware of any other matters to be acted upon at the Annual Meeting, other than the items already listed.

If other matters are properly raised for consideration at the Annual Meeting, the Proxies designated by our Board of Directors will have the authority to vote on such matters in accordance with their discretion.

What address should I use for correspondence with the Company?

Our principal executive office is located at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota, 55440-1452.

BOARD OF DIRECTORS INFORMATION

Director nominees for terms expiring in 2011 (Class I Directors):

DAVID MATHIESON, 53	Director Since 2006
  Vice President and Chief Financial Officer of RSC Holdings, Inc., a provider of equipment rental services, since January 2008
  Vice President and Chief Financial Officer and European Finance Director of Brady Corporation, an international manufacturer and marketer of identification solutions and specialty materials, from 2001-2007
  Held a number of executive positions with Honeywell International, Inc., from 1981-2001, including Vice President and Chief Financial Officer of Honeywell Europe
  A Scotland native who earned the Fellow of the Chartered Management Accountants Institute (UK) qualification at Glasgow College of Commerce and Glasgow Caledonian University
  Chair of the Audit Committee and Member of the Governance and Executive Committees

STEPHEN G. SHANK, 64	Director Since 2000
  Chairman and Chief Executive Officer of Capella Education Company, an accredited online university offering undergraduate and graduate degree programs, since 1993
  Chairman and Chief Executive Officer of Tonka Corporation from 1979-1991, and as General Counsel from 1974-1978
  Began his career as an attorney at Dorsey & Whitney in 1972
  Chair of the Compensation and Executive Committees, member of the Governance Committee

Directors whose terms expire in 2009 (Class II Directors):

JEFFREY A. BALAGNA, 47	Director Since 2004
  Executive Vice President, Chief Information Officer and Customer Technology Officer at Carlson Companies, a marketing, travel and hospitality company, since July 2005
  Senior Vice President and Chief Information Officer of Medtronic, Inc. from 2001-2005
  General Manager – Operations and eBusiness at General Electric Medical Systems America from 1999-2001
  Member of the Audit and Executive Committees

EDWIN L. RUSSELL, 63	Director Since 1997
  Chairman and Chief Executive Officer at Horizon Investments, a private investment firm, since August 2001
  President of ALLETE from 1995-2001, as well as Chairman and Chief Executive Officer from 1996-2001
  Group Vice President of J. M. Huber Corporation from 1989-1995
  Director of Owens Forest Products, Inc.
  Director of Blue Cross and Blue Shield of Rhode Island
  Member of the Audit, Compensation and Executive Committees

STEVEN A. SONNENBERG, 55	Director Since 2005
  President of Rosemount, Inc., a division of Emerson Electric Company, a technology and engineering company, since January 2002
  Held various positions with Rosemount and Emerson, including General Manager of Rosemount China and most recently President of Emerson Process Management Asia Pacific, from 1992-2002
  Member of the Compensation and Executive Committees

Directors whose terms expire in 2010 (Class III Directors)

WILLIAM F. AUSTEN, 49	Director Since 2007
  Vice President, Operations of Bemis Company, the largest flexible packaging company in the Americas and a major manufacturer of pressure-sensitive materials used for labels, decoration and signage, since 2004
  President and CEO of Morgan Adhesives Company from 2000-2004 prior to its acquisition by Bemis
  Held various positions with General Electric Company from 1980-2000, culminating in General Manager, Switch Gear Business
  Member of the Compensation and Executive Committees

JAMES T. HALE, 67	Director Since 2001
  Corporate Governance Consultant since 2004
  Executive Vice President, General Counsel and Corporate Secretary of Target Corporation from 2000-2004
  Senior Vice President, General Counsel and Corporate Secretary of Target Corporation from 1981-2000
  Held various Vice President positions at General Mills, Inc., from 1979-1981
  Practiced law at Faegre and Benson LLP from 1966-1979
  Chair of the Governance Committee, member of the Compensation and Executive Committees

H. CHRIS KILLINGSTAD, 52	Director Since 2005
  President and Chief Executive Officer of Tennant Company since December 2005
  Vice President – North America for Tennant Company from 2002-2005
  Held several senior management positions with The Pillsbury Company, including Senior Vice President and General Manager, from 1990-2002
  International Business Development Manager at Pepsi Cola International from 1982-1990
  Financial Manager for General Electric from 1978-1980

Board and Committee Meetings and Attendance

During 2007, our Board of Directors met on four occasions. All incumbent directors attended at least 85% of Board and respective Committee meetings of which they serve. The standing committees of the Board are the Audit, Compensation, Governance and Executive Committees.

Board Committees

Audit Committee

The Audit Committee is comprised of David Mathieson (Chair), Jeffrey A. Balagna, and Edwin L. Russell. The Audit Committee operates under a written charter adopted by our Board of Directors,

which was most recently amended on December 18, 2007. The primary functions of the Audit Committee are to oversee:

•	The integrity of our financial statements,
•	Our compliance with legal and regulatory requirements,
•	The independent registered public accounting firm’s qualifications, independence and performance,
•	The performance of our internal audit function, and
•	Our system of internal controls over financial reporting.

The Audit Committee is required to meet no less than four times throughout the year, and in 2007 met on eight occasions.

The Board of Directors utilizes the listing standards of the New York Stock Exchange to determine whether the Audit Committee members possess the requisite financial literacy to serve on the Committee. They must also meet the criteria of independence under the New York Stock Exchange listing standards as well as those of the Securities Exchange Act of 1934. The members must be free of any relationship that would interfere with their exercise of independent judgment. The Board of Directors has determined that all Audit Committee members are financially literate and independent.

At least one member of the Audit Committee must have accounting or related financial management expertise as required by New York Stock Exchange rules. The Audit Committee endeavors to have at all times a member who qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. Our Board of Directors has determined that Mr. Mathieson satisfies the requirements of an “audit committee financial expert” and that his expertise has been acquired through training and relevant experience.

Compensation Committee

The Compensation Committee is comprised of Stephen G. Shank (Chair), William F. Austen, James T. Hale, Edwin L. Russell, and Steven A. Sonnenberg. The Compensation Committee operates under a written charter adopted by our Board of Directors, which was most recently amended on December 19, 2006. The primary functions of the Compensation Committee are to assist us in maximizing shareholder value by ensuring that executive officers are compensated in accordance with our philosophy, objectives and policies. Specifically, the Compensation Committee has established a total compensation policy that:

•	Supports our overall strategy and objectives,
•	Attracts and retains key executives,
•	Links total compensation to financial performance and the attainment of strategic objectives, and
•	Provides competitive total compensation opportunities at a reasonable cost while enhancing shareholder value creation.

The Committee makes decisions on compensation of our key executives and evaluates their compensation against performance goals and objectives. The Committee also recommends pay levels for Board members including retainers, fees, benefits and perquisites for vote by the full Board. Given the inherent conflict of directors setting their own pay levels, these recommendations are reviewed by third parties such as our human resources department or outside consultants.

The Compensation Committee is required to meet no less than two times throughout the year, and in 2007 met on four occasions.

Our Board of Directors appoints members to the Compensation Committee who meet the criteria of independence under New York Stock Exchange listing standards, the Internal Revenue Code and the Securities Exchange Act of 1934. The Compensation Committee members must also be free of any relationship that would interfere with their exercise of independent judgment. Our Board of Directors has determined that all Compensation Committee members are independent as required by applicable rules and regulations.

The Compensation Committee has the authority to engage outside compensation consultants. In January 2006, the Compensation Committee retained Towers Perrin as its independent compensation consultant to provide market data and information on competitive practices to the Compensation Committee as it made decisions on certain matters related to executive officer and non-employee director compensation. This relationship continued throughout 2007 with representatives of Towers Perrin attending three out of four of the Compensation Committee meetings during the year and meeting with the Compensation Committee in executive session at the February meeting.

In 2007, Towers Perrin was asked to provide information to the Compensation Committee on topics including (1) base salaries for executive officers including new hires; (2) performance goals and award levels for executive officers under the 2007 Company’s Short-Term Incentive Plan; (3) individual grant levels for the 2007 Short-Term Incentive Plan for executive officers; (4) performance goals and award levels for executive officers under the Company’s Long-Term Incentive Plan performance cycle beginning in 2007; and (5) individual grant levels for the 2007 Long-Term Incentive Plan for the executive officers.

In 2007, Towers Perrin recommended levels of equity ownership by non-employee directors including retainer amounts, meeting fees and equity grants. In addition, in August 2007, Towers Perrin performed a comprehensive study of the methods for performance measurement and the design of the Company’s incentive plans. The Committee used the information provided by Towers Perrin as input to its decisions in these matters.

Governance Committee

The Governance Committee is comprised of James T. Hale (Chair), William F. Austen, David Mathieson, Stephen G. Shank, and Steven A. Sonnenberg. The Governance Committee operates under a written charter adopted by our Board of Directors. The primary purpose of the Governance Committee is to:

•	Assist the Board in identifying individuals qualified to become Board members,
•	Determine the composition of the Board and its Committees,
•	Lead the Board in its annual review of the Board’s performance, and
•	Develop and recommend to the Board our Corporate Governance Principles.

The Governance Committee met on three occasions during 2007.

The Governance Committee members must meet the criteria of independence under New York Stock Exchange listing standards, and also be free of any relationship that would interfere with their exercise of independent judgment. Our Board of Directors has determined that all Governance Committee members meet these independence standards.

Executive Committee

The Executive Committee is comprised of Stephen G. Shank (Chair), William F. Austen, Jeffrey A. Balagna, James T. Hale, David Mathieson, Edwin L. Russell, and Steven A. Sonnenberg. The Executive Committee operates under a written charter adopted by the Board of Directors. The primary purpose of the Executive Committee is to review such matters and take such actions as are appropriate to be reviewed or taken by all of the non-employee directors of the Board, including the annual review of the CEO’s performance and the review and approval of our management succession plan.

The Executive Committee is to meet no less than four times throughout the year, and in 2007 met on four occasions.

The Executive Committee is composed of all non-employee Board members who meet the criteria of independence under New York Stock Exchange listing standards, and who also are free of any relationship that would interfere with their exercise of independent judgment. Mr. Shank, who serves as Chair of the Executive Committee, presides at all such meetings.

Committee Charters and Other Governance Documents

Each of the Committees of our Board of Directors has a written charter that sets forth the Committee’s purpose and responsibilities. All of the charters are available on the Company’s website at www.tennantco.com, by going to “Investor Relations” and then clicking on “Corporate Governance.” We have also adopted Corporate Governance Principles and a Business Ethics Guide, both of which are also available on our website. We will provide printed copies of our charters, Corporate Governance Principles or Business Ethics Guide upon request to Investor Relations, Tennant Company, 701 North Lilac Drive, P.O. Box 1452, Minneapolis, MN 55440-1452.

Committee Member Appointment and Director Independence

Audit, Compensation, Executive and Governance Committee Appointment

Our Board appoints members of its Committees annually upon recommendation of the Governance Committee after taking into account the desires, experiences and expertise of individual directors, the recommendations of the CEO, and the benefits of rotating Committee membership.

Director Independence

Our Board of Directors uses criteria established by the New York Stock Exchange and the Securities and Exchange Commission to determine director independence. The Governance Committee reviews relevant information no less than annually to determine whether the Board members meet the applicable criteria. Our Board of Directors has determined that Messrs. Austen, Balagna, Hale, Mathieson, Russell, Shank and Sonnenberg are independent based on the standards referred to above.

The only relationships that exist between our directors and our Company or management are ordinary course of business commercial transactions involving the purchase and sale of products and services by companies that employ certain of our directors. These transactions were considered by our Board of Directors in determining the independence of our Directors. The Board of Directors considered the fact that Mr. Mathieson is an executive officer of RSC Equipment Rentals and Mr. Balagna is an executive officer of Carlson Companies, both of which companies purchased goods and services from us in 2007 in amounts that were less than 1% of our total sales for the year. In addition, certain of our other non-employee directors are affiliated with entities that have business relationships with us involving the purchase and sale of products and services; however, the amounts were less than $120,000 in 2007. The Board was provided with this information and concluded that none of the relationships interfere with the independence of these Directors.

Based on the relevant facts and circumstances, the Board of Directors has determined that none of these relationships constitutes a material relationship with the Company. The purchases and sales do not present a potential conflict of interest or interfere with the independent judgment exercised by the directors.

Nominations for the Board of Directors

The Governance Committee of the Board of Directors is responsible for recommending nominees for election to the Board of Directors. As required by our Corporate Governance Principles, this Committee is responsible for reviewing with our Board, on an annual basis, the requisite skills and characteristics of individual members. The Committee must also balance the composition of the Board of Directors as a whole with the needs of our Company. The Governance Committee reviews all director nominees and recommends to the Board of Directors those persons whose attributes it believes are most beneficial to our Company.

The Committee’s assessment of each director nominee takes into consideration the needs of the Board, the ability to effectively represent the shareholders and stakeholders generally, as well as the following attributes:

•	Experience
•	Diversity
•	Integrity
•	Skills
•	Competence
•	Dedication

The Committee also considers our Corporate Governance Principles, which include consideration of the following factors when considering director nominees:

•	The size of the Board
•	Directors with job changes
•	Director terms
•	Other board service
•	Retirement
•	Independence matters

The Governance Committee will consider director candidates recommended by shareholders. Shareholder recommendations must be accompanied by a sufficiently detailed description of the candidate’s background and qualifications. The Committee will evaluate the candidate using the same aforementioned criteria. Shareholders should write to the Chair of the Governance Committee at our principal executive office, as listed on page 3, to recommend a qualified candidate.

If a shareholder wishes to nominate a director other than a person nominated by the Board of Directors, under our Restated Articles of Incorporation a shareholder of record must submit to our secretary a written request that a person’s name be placed in nomination. This request must be received not less than 75 days prior to the date fixed for the meeting, along with the written consent of the proposed nominee to serve as a director.

Communication with the Board of Directors

All interested parties, including shareholders, may communicate with the independent members of the Board of Directors by writing to the Chair of the Executive Committee at:

ATTN: General Counsel, Mail Drop #29
Tennant Company
701 North Lilac Drive
P. O. Box 1452
Minneapolis, MN 55440-1452

All of the communications will be delivered to the General Counsel who will forward communications to the appropriate member(s) of the Board of Directors to address the matter.

Director Compensation for 2007

Non-employee directors are compensated with an annual cash retainer of $30,000, meeting fees of $1,000 per meeting, 1,500 shares of restricted stock and 2,000 stock options. Committee chairs receive an additional cash stipend of $5,000, except for the Audit Committee chair, who receives a $10,000 stipend. Fees earned may be paid in cash or elected to be deferred. With the exception of meeting fees, all other compensation paid to our directors who joined the Board between shareholder meetings is pro-rated for partial years of Board service. All directors operate under this compensation arrangement. Each Board Year commences on the date of the annual meeting of shareholders in such year.

In 2007, the Compensation Committee, through the Company, hired an outside compensation consultant, Towers Perrin, to review our director compensation package. As a result of the Compensation Committee’s and Board’s review at their December 2007 meetings, the Board resolved that the non-employee directors compensation programs for the year following the May 2008 Annual Meeting will remain unchanged from the current program.

Towers Perrin also presented data concerning stock ownership guidelines at other companies and recommended that the Board adopt an ownership goal for its non-employee directors. The Board, after reviewing the data, resolved to adopt an ownership goal for non-employee directors of five times the annual cash retainer to be attained within five years from the date of election to the Board.

Directors who have served on our Board of Directors for five years or more have achieved their goals. Newer Board members are on pace for achieving their ownership targets well within the five-year period.

The table below summarizes compensation paid to non-employee directors for fiscal 2007:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)(6)	Option Awards ($)(5)(6)	Total ($)

William F. Austen	36,000	13,571	6,756	56,327
Jeffrey A. Balagna	42,000	29,998	17,135	89,133
James T. Hale	45,000	29,998	15,501	90,499
Pamela K. Knous(1)	53,000	37,133	15,501	105,634
David Mathieson	44,000	17,728	9,810	71,538
Edwin L. Russell	45,000	29,998	15,501	90,499
Stephen G. Shank	48,000	29,998	15,501	93,499
Frank L. Sims(2)	45,000	87,255	44,393	176,648
Steven A. Sonnenberg	38,000	28,862	13,152	80,015

(1)	Ms. Knous resigned from service as a Tennant Company Board Member as of February 14, 2008. The additional expense for Ms. Knous is related to the accelerated vesting of her restricted stock awards upon her resignation from our Board.
(2)	Mr. Sims resigned from service as a Tennant Company Board Member as of January 1, 2008. The additional expense for Mr. Sims is related to the accelerated vesting of his restricted stock and stock option awards upon his resignation from our Board.
(3)	Includes annual retainer and meeting fees paid in cash as well as deferred.
(4)	We determine the fair value of the stock awards as of the date of grant and recognize the expense over the applicable vesting period. Amounts represent compensation costs recognized by us during 2007 for financial statement reporting purposes under Statement of Financial Accounting Standards No. 123, Share-Based Payment - Revised 2004 (“SFAS No. 123(R)”), based on the valuation of stock awards granted in 2007 and prior years utilizing the assumptions discussed in Footnote 14 to our financial statements for the year ended December 31, 2007, but disregarding any estimate of service-based forfeitures. The grant date fair values of restricted stock awards granted in 2007 were $10,252 for 329 shares of restricted stock issued to Mr. Austen on February 23, 2007, and $48,255 for 1,500 shares of restricted stock issued to each of the directors on May 4, 2007.
(5)	Valuation of awards based on the compensation cost recognized by us during 2007 for financial statement reporting purposes under SFAS No. 123(R) for option awards granted in 2007 and prior years utilizing assumptions discussed in Footnote 14 to our financial statements for the fiscal year ended December 31, 2007, but disregarding any estimate of service-based forfeitures. The grant date fair values of option awards granted in 2007 were $3,412 for options to purchase 438 shares granted to Mr. Austen on February 23, 2007, and $16,085 for options to purchase 2,000 shares granted to each director on May 4, 2007. Please see Stock and Option Awards table below for further detail.

(6)	The following table shows the aggregate number of stock awards and option awards held by each person who served as a director during 2007, as of December 31, 2007:

STOCK AND OPTION AWARDS

Name	Outstanding Shares (#)	Outstanding Options (#)

William F. Austen	1,829	2,438
Jeffrey A. Balagna	4,932	8,000
James T. Hale	9,776	18,000
Pamela K. Knous	14,880	30,000
David Mathieson	2,260	3,014
Edwin L. Russell	17,186	5,334
Stephen G. Shank	10,432	19,800
Frank L. Sims	13,252	25,000
Steven A. Sonnenberg	3,742	5,484

ITEM 1 – ELECTION OF DIRECTORS

Our Restated Articles of Incorporation state that directors are elected for staggered three-year terms, with approximately one-third of the directors elected each year.

At the Annual Meeting, two directors are to be elected. If elected, each will serve a three-year term to expire at the time of the Annual Meeting in 2011 and, in each case, until their successors are elected and have qualified. Each nominee has expressed his or her willingness to serve. In the event that any of the nominees is not a candidate at the Annual Meeting, it is the intention of the named Proxies on the enclosed Proxy Card to vote in favor of the remaining named nominees, and to vote for a substitute nominee selected by the Governance Committee.

Our Board of Directors, upon recommendation of the Governance Committee, has designated David Mathieson and Stephen G. Shank as nominees for election at the 2008 Annual Meeting to serve a three-year term expiring in 2011.

Our Board of Directors, upon recommendation of the Governance Committee, recommends a vote FOR each of the director nominees.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

The following table represents fees for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements and fees billed for tax services rendered by KPMG LLP for the years ended December 31, 2007, and 2006:

Description of Fees	2007 Amount	2006 Amount

Audit Fees(1)	$967,000	$1,156,000
Audit-Related Fees(2)	145,000	—
Tax Fees(3)	146,000	166,000

Total	$1,258,000	$1,322,000

(1)	Audit Fees for 2007 and 2006 include professional services rendered in connection with the audit of our consolidated financial statements, including quarterly reviews, statutory audits of certain of our international subsidiaries and the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees consisted primarily of accounting consultations in connection with acquisitions.
(3)	Tax Fees for 2007 and 2006 consisted primarily of international expatriate tax services and international tax compliance and consulting services.

The Audit Committee has adopted a Pre-Approval Policy for Non-Audit Services, which appears on our website as an exhibit to the Audit Committee charter. All services were performed in compliance with the Pre-Approval Policy. The Audit Committee has determined that the provision of the above non-audit services was compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Report

The Audit Committee’s meetings were designed to facilitate and encourage private communication between the Committee and our independent registered public accounting firm, KPMG LLP. In addition, the Committee complied with its charter responsibilities. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management. The Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114 (Communication with Audit Committees).

Our independent registered public accounting firm also provided to the Committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent registered public accounting firm the firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of audited consolidated financial statements and the report of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Members of the Audit Committee

David Mathieson (Chair)	Jeffrey A. Balagna	Edwin L. Russell

ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the shareholders will vote on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

KPMG LLP is an independent registered public accounting firm that has audited our accounts annually since 1954. We have been advised that a representative of the firm will attend the Annual Meeting. The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm so desires.

Our Board of Directors, upon recommendation of the Audit Committee, recommends a vote FOR ratification of KPMG LLP as our independent registered public accounting firm.

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Compensation Objectives

Our overall objective is to align executive compensation with the short- and long-term goals of our Company and our shareholders. Accordingly, we tie both short- and long-term compensation programs to executive performance against pre-established goals and shareholder returns. In addition, we seek to offer a program that provides a comprehensive compensation package that is competitive with those of similarly-sized U.S. durable goods manufacturing companies. Our compensation programs take into account that an executive’s actual compensation level may be greater or less than average competitive levels based on our annual and long-term financial performance against pre-established goals, the individual’s performance against financial goals and his or her individual objectives set at the beginning of the year and the individual’s scope of responsibilities.

Specifically, our compensation programs are designed to:

•	Create a relationship between pay and performance by providing a strong link between our short- and long-term goals and executive compensation,
•	Attract and retain high-caliber key executives who can achieve long-term success for our Company,
•	Motivate executives to achieve our goals by placing a significant portion of pay at risk, and
•	Align the interests of executives with those of our shareholders by providing a significant portion of compensation in stock-based awards.

We structure our programs, where possible, to qualify for exemptions from the deduction limitations under the Internal Revenue Code §162(m). Certain of our compensation programs qualify for exemption from the deduction limitations of this section. Our Compensation Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and our shareholders. A small portion of Mr. Killingstad’s compensation for 2007 reported in the Summary Compensation Table exceeded the one million dollar deductibility limit.

Compensation Determination Process

We set target total compensation levels, including base salary, target short- and long-term incentives and equity awards, using two external data inputs: (1) proxy data from our predefined compensation comparator group and (2) survey data from the Towers Perrin Executive Compensation Database. The data are collected and analyzed by Towers Perrin, the Committee’s outside compensation consultant, and the analysis is reviewed with the Compensation Committee annually. The analysis is used in the Committee’s determination of changes to base salary, setting of incentive targets and granting equity awards. In general, we attempt to target total compensation levels at or around the 50th percentile of our marketplace, reflecting our desire to be competitive in the labor market.

Comparator Group

Our compensation comparator group consists of similar-sized durable goods manufacturing companies, many of which compete with us in one or more of our primary businesses or compete with us for management talent. These are all public companies for which Towers Perrin can obtain publicly available data showing the compensation paid to top executives at these companies.

For 2007, our Compensation Comparator group consists of the following:

Actuant Corporation Arctic Cat, Inc. Donaldson Company, Inc. Gardner Denver, Inc. Gorman-Rupp Company Graco, Inc. H.B. Fuller Company IDEX Corporation Katy Industries, Inc. Martin Marietta Materials, Inc.	Milacron, Inc.
Modine Manufacturing Company
MTS Systems Corporation
Nordson Corporation
Polaris Industries, Inc.
Regal-Beloit Corporation
Robbins & Myers, Inc.
Stewart & Stevenson Services
Toro Company
Winnebago Industries, Inc.

Two companies included in the 2006 Compensation Comparator Group were removed for 2007 because the companies were acquired.

General Survey Data

The Committee also receives and reviews general survey data collected by the Towers Perrin Executive Compensation Database, and Towers Perrin’s analysis of that data. The data were gathered, and comparable survey positions identified, based on the core responsibilities of Tennant’s executive officer positions. The data were size-adjusted to Tennant’s revenue size using regression analysis. Regression analysis is a statistical technique for modeling the relationship between variables, which in this case allows us to estimate the effect the size of a company’s revenue has on its compensation, and to adjust the compensation data for differences in revenue size of the companies in the database.

Analysis of Data

In addition to applying a regression analysis to size-adjust the general survey data, we also size-adjust the compensation data from the Compensation Comparator group. The competitive market compensation data are size-adjusted to reflect pay at organizations similar in size to Tennant based on revenue. The results are then used to assess the competitiveness of our compensation levels relative to our defined market. For 2007, Towers Perrin recommended and the Compensation Committee used the Comparator Group data to benchmark compensation for Messrs. Killingstad, Paulson and Westman. The general survey data was used to benchmark compensation for Messrs. Dybsky and Huijser because their positions were not as closely aligned with the positions reported by the Comparator Group. The benchmark data serves as a guideline for the Compensation Committee. Our compensation programs also take into account that an executive’s actual compensation level may be higher or lower based on our annual and long-term financial performance against pre-established goals, the individual’s performance against financial goals, his or her individual objectives set at the beginning of the year and the individual’s scope of responsibilities. All of these factors are considered by the Compensation Committee in setting compensation levels for the year.

Compensation Elements

We seek to achieve these objectives using the following elements of compensation:

Annual Compensation

Base Salary

On an annual basis our Compensation Committee determines base salaries for executive officers. We use base salaries to provide competitive compensation to attract and retain talented executives. The Compensation Committee considers the following factors in setting annual base salaries:

•	The individual’s experience and scope of responsibility,
•	The individual’s level of performance,
•	Any promotions or increases in responsibility, and
•	Competitive salaries within the market, drawing on data from our compensation survey analysis and our Compensation Comparator group (our compensation survey analysis and Compensation Comparator group are described above under Compensation Determination Process).

The Compensation Committee determines our Chief Executive Officer’s annual base salary in consultation with an outside consultant and with Executive Committee approval, after completing an evaluation of his performance with the full Board of Directors. Taking into consideration recommendations by our Chief Executive Officer and the outside consultant, the Compensation Committee also determines the annual base salary of the other executive officers.

During fiscal year 2007, the Compensation Committee increased Mr. Killingstad’s annual base salary from $475,000 to $525,000 effective March 1, 2007. The Compensation Committee took into consideration Mr.Killingstad’s overall performance against his individual objectives and competitive market data from the compensation comparator group in determining the amount of Mr. Killingstad’s base salary. Other executives’ salaries were adjusted based on similar criteria.

Incentive Plans

In addition, in August, 2007, Towers Perrin performed a comprehensive study of the methods for performance measurement and the design of the Company’s incentive plans. Towers Perrin evaluated Tennant’s procedures for setting performance and payout ranges, including its use of the Economic Profit (EP) metric which it has been using for over 10 years. After reviewing Tennant’s EP targets, investor expectations, administration of overall pay levels, and budget process which is focused on planning for short-term and long-term success, Towers Perrin recommended that Tennant continue to use the EP metric because of the Company’s sustained investment in communication around EP, wide management support for use of EP in decision-making, and strong and sustained performance gains, assisted by EP-based incentives. Towers Perrin also considered potential disruption to the business in the event of metric changes. After discussing Towers Perrin’s study and recommendations, the Compensation Committee and the Board determined to continue using the EP metric method for setting performance and payout ranges for the Company’s incentive plans.

Short-Term Incentives

Through the Short-Term Incentive Plan (STIP), Tennant reinforces the following objectives: long-term decision-making; leveraging capital investments; tying incentives to the business performance; and successfully meeting annual individual objectives. Participants in our STIP can earn annual awards based on the financial performance of their business units and/or our Company and by achieving their predetermined individual objectives.

•	Financial Performance We use business unit and Company-wide “Economic Profit” (EP) to measure performance against financial goals. We believe that this metric provides the appropriate balance between income statement and balance sheet management. “Economic Profit” is defined as the Company’s net operating profit after taxes less a charge for net assets used in the business. The primary factors that affect Economic Profit include: operating profit (net sales less cost of sales, research & development expenses, and selling and administration expenses), tax rates, and a capital charge on net assets (including assets and liabilities such as inventories, receivables, property, plant and equipment, accounts payable and accrued expenses). For 2007, the Company-wide goal for 100% payout was $3.6 million EP improvement over 2006 EP results. For 2008, the Company-wide goal for 100% payout is $4.0 million EP improvement over 2007 EP results.
•	Individual Objectives Each STIP participant will have annual objectives set prior to the start of the calendar year. Participants’ objectives will typically be critical to helping Tennant achieve its immediate profit and/or long-term strategic goals. At the end of the year, an individual performance factor, ranging from 0 to 115%, will be determined based on the individual’s success in meeting these objectives. This individual performance factor is then applied to the individual’s bonus, as calculated by the financial performance.
•	The CEO’s individual objectives are identified in consultation with the Board and may be qualitative as well as quantitative. All other executive officers’ individual objectives and individual performance factors are identified in consultation with our Chief Executive Officer and the Vice President, Administration.

At times, the Compensation Committee may approve adjustments to our strategic goals for those situations where we make a material investment in our business that may decrease our short-term financial performance but is believed will yield significant returns over time. Examples of potential adjustments, which the Committee may make in its discretion, include acquisitions, establishing new manufacturing plants, significant plant rationalizations, and restructurings. When we make these adjustments, the investment is included in our capital base on a going forward basis and therefore raises our performance requirement in future years. Our Compensation Committee approved adjustments to our 2007 EP results for purposes of calculating achievement of our EP improvement over our adjusted EP results for 2006. The 2007 EP results were adjusted to exclude costs associated with our China expansion and manufacturing footprint consolidation strategic initiatives, charges associated with our workforce restructuring program, the one-time net tax benefit primarily related to a reduction in a tax valuation allowance, the gain from the sale of our Maple Grove facility, and the impact of recent acquisitions as established by the base financial model approved by the Board.

Targets are stated as a percentage of annual base salary, with the percentage based on an executive officer’s level within our Company and competitive data from our compensation survey analysis and our Compensation Comparator group. Actual cash awards can range from 0% to 200% of target. Total awards, including equity awards, are uncapped. Payouts under the STIP are determined as follows:

•	For years in which the financial and individual performance yields payouts in excess of 200% of target, amounts in excess of 200% are paid in restricted shares that vest 50% per year over two years.
•	For years prior to 2008 where financial performance yielded payouts below 25% of target but where the individual performance exceeds 90% of the objective, payouts up to 25% of target could have been made so long as the total payout to all participants did not exceed 25% of net operating profit before taxes. This payout scenario no longer applies in 2008.

For 2007, a decrease in EP would have yielded zero payout based on financial performance. A positive EP improvement over the prior year’s performance would result in a minimum payout of 5%. A positive EP improvement of $3.6 million would result in a payout at 100% of target based on financial performance, and a positive EP improvement of $7.4 million would result in a payout at 200% based on financial performance. Other amounts would be interpolated. Based on Company-wide adjusted EP improvement of $3.4 million for 2007 as compared to 2006, our executive officers earned payouts at 93.58% of target.

For 2008, a decrease in EP would yield zero payout based on financial performance. A positive EP improvement of $4.0 million would result in a payout at 100% of target based on financial performance, and a positive EP improvement of $8.0 million would result in a payout at 200% based on financial performance. Other amounts would be interpolated.

Certain participants are permitted to defer all or a portion of their STIP cash incentive payment into deferred stock units having a fair market value as of the date of conversion of 120% of the amount deferred. These stock units, and any accrued dividends, are typically paid, in stock and cash, three years following the year in which the award was earned. A participant who terminates prior to such date for reasons other than death, disability, or retirement, receives only the base number of units (equal to 100% of the amount deferred on the date of conversion) in stock and cash. A participant who terminates prior to such date for death, disability, or retirement, receives the base number of units and a pro-rata portion of the 20% premium units and any accrued dividends in stock and cash.

The 2007 STIP target award for our Chief Executive Officer was set at 75% of annual base salary. The 2007 STIP target award for the remaining named executives ranged from 40% to 45% of annual base salary. Actual awards were calculated by first determining the amount driven by the Company and business unit performance and then by applying a factor ranging from 0 to 115% to such amount based on the individual’s success in meeting his or her predetermined strategic objectives. Awards for the named executive officers (excluding the Chief Executive Officer) ranged from 37% to 48% of annual base salary. The award for the Chief Executive Officer was 70% of his annual base salary based on performance.

Perquisites

In lieu of executive perquisites, we provide an annual grant of restricted stock, as described below under Equity Awards. This practice supports our goal of increasing executive share ownership and reduces administrative expenses associated with perquisite programs. The value of such restricted stock awards for named executive officers in 2007 ranged from $12,006 to $25,027.

In geographies where prevailing market practices provide, some executive officers may receive use of a Company automobile and other benefits. In 2007, Mr. Huijser, a citizen of The

Netherlands, was the only named executive officer to receive a Company automobile and educational allowance for his children.

Special One-Time Payments

From time to time, as recommended by the Compensation Committee, the Board of Directors approves Special One-Time Payments in the form of either Hiring Bonuses when hiring executives or Performance Recognition Bonuses to reward executives for success in driving special, one-time projects. No discretionary payments were awarded to executive officers in 2007.

Long-Term Compensation

We believe that enabling our executive officers to develop and maintain a significant long-term ownership of the Company stock through our stock-based plans aligns the interests of our executive officers with our shareholders’ long-term interests by creating a direct link between executive pay and shareholder return.

We offer several ways in which executives receive and maintain ownership of Company stock. During 2007, the Compensation Committee granted stock-based awards pursuant to the STIP, Long-Term Incentive Plan, and restricted stock programs. The awards made under these plans are settled in shares from our equity compensation plans.

Long-Term Incentive Plan

Our Long-Term Incentive Plan (LTIP) is a rolling three-year program designed to provide executive officers with a direct financial incentive that is paid 30% in cash and 70% in common stock upon achievement of our three-year Economic Profit improvement goals. Target awards and performance goals are set annually, resulting in three plans running concurrently.

•	Economic Profit improvement goals take several factors into account. Among other things, we consider (i) the financial goals of the annual operating and long-range strategic plans, both of which are set by management and reviewed and approved by the Board of Directors; (ii) analyst and First Call estimates for our earnings per share growth and comparable estimates for our Compensation Comparator group; and (iii) the cost of capital to run our Company. For the 2007 LTIP, the three-year (2007-2009) EP improvement goal for 100% payout is $7.8 million. For the 2008 LTIP, the three-year (2008-2010) EP improvement goal for 100% payout is $13.0 million.
•	Target award levels are established using competitive data from our compensation survey analysis and our Compensation Comparator group, taking into account the above analysis.
•	Actual award levels are based on performance and range from 0 to 200% of the share and cash target incentive.
•	As with the STIP, the Compensation Committee, at times, will approve adjustments to our strategic goals for those situations where we make a significant investment in our business that may decrease our short-term financial performance but is believed will yield significant returns over time. When we make these adjustments, the investment is included in our capital base on a go-forward basis which raises our performance requirement in future years. The same adjustments the Compensation Committee approved for measuring the 2007 STIP, as described above, were applied in calculating the EP improvement for the 2005 LTIP that measured EP improvement from 2005-2007.

For the 2006 LTIP awards, performance will be based on our Economic Profit improvement goals for the fiscal year period from 2006 through 2008.

•	Negative EP change over the three-year period (2006-2008) would yield no payout based on financial performance. A positive EP improvement over the performance period would result in a minimum payout of 32%. A positive EP improvement of $6.3 million is required for a payout at 100% of target, and a positive EP improvement of $15.6 million is required for a payout at 200% of target based on financial performance. All other amounts would be interpolated.

For the 2007 LTIP awards, performance will be based on our Economic Profit improvement goals for the fiscal year period from 2007 through 2009.

•	Negative EP change over the three-year period (2007-2009) would yield no payout based on financial performance. A positive EP improvement over the performance period would result in a minimum payout of 16%. A positive EP improvement of $7.8 million is required for a payout at 100% of target, and a positive EP improvement of $17.1 million is required for a payout at 200% of target based on financial performance. All other amounts would be interpolated.

For the 2008 LTIP awards, performance will be based on our Economic Profit improvement goals for the fiscal year period from 2008 through 2010.

•	Negative EP change over the three-year period (2008-2010) would yield no payout based on financial performance. A positive EP improvement of $13.0 million is required for a payout at 100% of target, and a positive EP improvement of $26.0 million is required for a payout at 200% of target based on financial performance. All other amounts would be interpolated.

The target LTIP awards for our named executives are set as a percentage of base salary. The Chief Executive Officer’s target has been set at 135% of his base salary for each of the 2006, 2007 and 2008 LTIP awards. The target LTIP awards for the other named executives generally range from 50% to 60% of base salary for these LTIP awards.

The Compensation Committee reserves the right to exercise negative discretion to reduce the amount of, or eliminate, an LTIP award that otherwise would be payable. Such determinations, except in the case of the LTIP award for the Chief Executive Officer, are made after considering the recommendations of the Chief Executive Officer. The Board may also impose additional performance measures or modify performance measures applicable to participants except in the case where the action would result in the loss of an otherwise available exemption under §162(m) of the Internal Revenue Code, if the Compensation Committee determines that the performance measures have become unsuitable as a result of certain events.

Equity Awards

We also provide restricted stock and stock option awards. The purpose of these awards is typically to attract new executives, to reward achievement of specific, pre-defined goals, or to replace perquisites while aligning our executives with shareholders’ interest by providing a portion of compensation in equity.

•	Restricted stock awards generally have time-based restrictions, lapsing after one to three years. These are granted as described above and in instances where the STIP award exceeds 200% of target.
•	Stock option awards generally have a 10-year term and a graded three-year vesting schedule. Options granted prior to 2005 had, for certain participants, a one-time reload option upon exercise during the term. This feature, when triggered by an executive officer’s exercise of the original grant, results in a new stock option grant with the same terms and conditions of the grant being exercised but with an exercise price tied to the exercise date. Options granted in 2005 and thereafter do not contain reload features. We have not granted options with reload features since March 1, 2004.
•	Deferred stock units as explained above under the STIP discussion.
•	Other Awards In 2005, our CEO received 40,000 performance units in connection with his promotion to CEO. The performance shares will be earned if we achieve specified total shareholder return objectives. If the total shareholder return as of November 30,

2008, after Mr. Killingstad’s third year as our CEO, is at least 40.61%, Mr. Killingstad will earn all of the shares under the award. If the objective for such year is not achieved, but the total shareholder return as of November 30, 2009, is at least 42.58%, Mr. Killingstad will earn 26,666 shares. If the objective for November 30, 2009, is not achieved, but the total shareholder return as of November 30, 2010, is at least 44.56%, Mr. Killingstad will earn 13,334 shares. Total shareholder return is calculated as the highest average of the fair market values of our stock during any consecutive twenty business days during the three months prior to the measurement date, minus the stock split-adjusted grant date stock price of $22.27, plus the sum of all dividends paid between the grant date and the measurement date, the result of which is divided by the grant date stock price. The Committee chose shareholder return as the metric for driving this award in order to further align Mr. Killingstad’s interest with that of the shareholders.

Other Plans, Agreements and Special Payments

Executives may also receive payments through various other agreements and plans or in the event of special circumstances. These agreements and plans are typically required in the competitive environment to attract and retain talent.

Retirement Plans

Executive officers are generally eligible to participate in the pension and welfare benefit programs that we sponsor, including the following qualified retirement plans:

Tennant Company Profit Sharing and Employee Stock Ownership Plan (“Profit Sharing Plan”)  This plan is available to all eligible employees, as defined by the plan, and allows for the pre-tax elective deferrals and a Company matching contribution of up to 3% of eligible compensation up to $225,000. Our matching contributions are made in the form of common stock delivered through our Employee Stock Ownership Plan. In addition, the plan allows profit sharing contributions by us based on our annual Economic Profit results.

Tennant Company Pension Plan  This plan is a non-contributory defined benefit retirement plan that covers only those executives who were active participants in the Pension Plan on December 31, 2000, and who elected to continue participation under the Pension Plan sponsored by the Company. This plan was frozen and closed to new employees as of December 31, 2000.

Non-Qualified Deferred Compensation

In addition to tax-qualified retirement benefits provided under the plans referenced above, our executive-level employees are eligible for supplemental non-qualified pension benefits under the Tennant Company Executive Non-Qualified Deferred Compensation Plan. The intention of the plan is to provide participating individuals with benefits that would otherwise be available to them under the Company’s tax-qualified plans but for the application of limitations on benefits to highly-compensated employees imposed by the Internal Revenue Code of 1986. The plan is unfunded, meaning our obligation to make payments under the plan is unsecured. Specifically, this plan permits the following:

Defined Contribution Features

•	Certain management and executive employees may defer income on a pre-tax basis in excess of the deferral amounts allowed under our tax-qualified Profit Sharing Plan. This income deferral feature is also available to Board members for deferral of retainer and meeting fees.
•	Participating management and executive employees may receive discretionary Company contributions under this plan in the form of excess profit sharing and matching contributions not available to them under the Profit Sharing Plan.

Defined Benefit Feature

•	A defined benefit portion of the plan is intended to provide benefits not otherwise available to participants in the frozen tax-qualified Tennant Company Pension Plan.

Participants’ accounts are fully vested at all times except that a participant forfeits all Company discretionary matching contributions and profit sharing contributions in the event of termination for cause. Pursuant to this plan, “cause” means: (i) the participant’s gross negligence, fraud, disloyalty, dishonesty or willful violation of any law or significant policy, to the extent committed in connection with the position; or (ii) the participant’s failure to substantially perform (for reasons other than disability) the duties reasonably assigned or appropriate to his or her position. In each case, the participant’s behavior must have resulted in a material adverse effect on the Company or an affiliate.

The plan came into existence on January 1, 2003, when the Company merged the Tennant Company Excess Benefit Plan into the Tennant Company Deferred Compensation Plan. By Committee action, the Plan was subsequently amended on December 18, 2006, to account for changes to the Internal Revenue Code §409A which governs non-qualified deferral plans, and to allow deferral of payments upon settlement of DSUs into the Plan in the form of stock units. As a result of these regulatory changes, the Plan accommodates different benefit commencement dates depending on when amounts were deferred or contributed and which account within the Plan was selected by the employee. Benefits attributable to amounts contributed or deferred after January 1, 2003, and allocated to Account A, commence distribution within an administratively feasible time following the participant’s termination date, or if necessary to comply with Internal Revenue Code §409A, the payment will be delayed at least six months following termination.  Benefits attributable to amounts deferred by a participant after January 1, 2003, and allocated to Account B, commence distribution on the date specified by the participant in the participant’s Deferral Election Agreement. Such distribution may not be earlier than two years following the beginning of the plan year in which the deferrals first began, unless the participant terminates, in which case distribution may occur within an administratively practicable period following termination, or if necessary to comply with Internal Revenue Code §409A, the payment will be delayed at least six months following termination.

Benefits attributable to deferrals made after January 1, 2003, Company contributions, and gains and losses credited thereon, are payable in either a lump sum or in quarterly installments over a period of up to 10 years. Benefits attributable to deferrals made prior to January 1, 2003, are payable in accordance with the participant’s Deferral Election Agreement which was executed prior to January 1, 2003.

Executive Employment Agreements and Management Agreements

Our Compensation Committee has determined that we should provide certain post-termination benefits to our executive officers to obtain the benefits of their services and attention to the affairs of the Company. In exchange for the benefits we provide, our executive officers are required to agree to certain confidentiality, non-competition and cooperation covenants, which our Compensation Committee believes are valuable to us when an executive officer is terminating employment. In addition, our Compensation Committee believes that we should provide an inducement for our executive officers to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and remain in service in order to facilitate an orderly transition in the event of a change in control of the Company, without placing the executive officer in a position where he or she is concerned about being terminated without compensation in connection with such a transaction. We also require executive officers to sign a release of their claims against us as a condition to receiving payments from us, and this release and the other covenants are more likely to be enforceable as a result of the benefits we provide to employees under these agreements. For these reasons, we have entered into Executive Employment Agreements and Management Agreements with our executive officers, the terms of which are described below under “Potential Payments upon Termination or Change in Control.”

Generally, the agreements only provide for benefits in the event the executive officer is terminated without cause; however, certain benefits are also provided if the executive voluntarily terminates his or her employment for good reason. For purposes of the Executive Employment Agreement, a termination for “good reason” may occur when we materially breach the agreement and fail to remedy the breach within thirty days or when we assign the executive duties and responsibilities that are substantially inconsistent with, or materially diminish the executives’ position, and such assignment was made other than for cause or on account of disability. In such case, the Compensation Committee believes that a termination by an executive officer for good reason may be conceptually the same as termination by the Company without cause. This is particularly true in the case of a change in control where a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. As a result, the definition of good reason in the context of a termination following a change in control is broader and includes the following factors in addition to those cited above, namely that the executive is not given substantially equivalent or greater title, duties, responsibilities, authority, salary or other remuneration and fringe benefits as compared before the change in control; that we do not assume the Management Agreement after the change in control; that we require the successor to relocate more than 25 miles from where the executive performed duties immediately prior to the change in control; or that we require the executive to travel to a substantially greater degree than required immediately prior to the change in control. No payments become due merely upon a change in control, but rather only if the executive officer’s employment is terminated without cause or if the executive officer terminates for good reason following the change in control, which is often referred to as a “double trigger.”

The form and level of benefits provided under these agreements have been approved by the Compensation Committee based on historical practices at our Company and general information about the level of benefits provided by other companies with whom we compete for executive talent.

Our equity awards for all employees generally provide for acceleration of vesting, or lapse of restrictions, upon a change in control. Our Compensation Committee believes that acceleration upon a change in control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officer’s equity awards, to increase the likelihood that the employees will remain with the Company after becoming aware of a pending or threatened change of control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

COMPENSATION POLICIES

Granting of Options

The Compensation Committee considers and approves any option grants for executive officers at its meeting each February, other than option grants for new hires, or in connection with promotions, which are approved by the Compensation Committee at or shortly before the grant.

We have adopted an equity award approval policy to ensure that all equity awards are approved pursuant to proper authority, following a consistent process, and are reflected in appropriate documentation. Under the policy, equity awards that have an exercise price or number of shares that are based on the fair market value of our stock on the date of grant are only granted at times when trading is permitted under our insider trading policy. This policy ensures that the exercise price or number of shares is determined by reference to a stock price that reflects current information about our Company. The policy includes procedures for granting equity awards to our executive officers and non-employee directors, as well as all other employees. Under our plans, the exercise price of stock options is based on the fair market value on the date of grant. Our plans define fair market value as the closing price of our common stock on the preceding trading day.

Stock Ownership Guidelines

To align our executive officers’ interests with our shareholders’ interests, the Compensation Committee expects our executive officers to acquire significant equity ownership. We adopted these guidelines in 1993 and revised them most recently in 2004. The current guidelines require that within five years of service in a named executive role, each executive must have achieved an equity ownership level equal to a specified multiple of his or her base salary.

The minimum equity ownership levels are five times annual base salary for our Chief Executive Officer and one times annual base salary for our Vice Presidents. Ownership levels are calculated based on the estimated after-tax value of restricted and unrestricted shares, deferred stock units, shares held under our benefit plans and potential gains from vested and unvested options.

The Compensation Committee is satisfied with the progress made by our executive officers in 2007 toward achievement of these ownership goals.

Executive officers who have held executive positions with us for five years or more have achieved their goals. Newer executive officers are on pace for achieving their ownership targets well within the five year range.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent, outside directors. No employee of our Company serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the SEC.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Stephen G. Shank (Chair)	William F. Austen James T. Hale	Edwin L. Russell Steven A. Sonnenberg

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to, earned by or expensed with respect to each person who served as Chief Executive Officer or Chief Financial Officer and the three other most highly compensated executive officers for 2007. The names set forth in this table comprise the list of Named Executive Officers (NEOs).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

H. Chris Killingstad President and Chief Executive Officer	2007	515,769	363,187	5,390	474,148	—	66,587	1,425,082
	2006	470,481	528,232	47,649	607,799	76	59,587	1,713,824

Thomas Paulson Vice President and Chief Financial Officer	2007	313,704	81,394	24,841	145,313	—	23,801	589,054
	2006	226,039	113,815	19,327	187,722	—	7,612	554,515

Thomas J. Dybsky Vice President, Administration	2007	267,420	113,242	31,879	160,940	102,285	32,305	708,071
	2006	258,192	175,810	54,763	206,554	27,178	30,449	752,946

Karel Huijser Vice President, International(1)	2007	412,412	237,987	40,747	163,376	35,926	133,190	1,023,637
Don B. Westman Vice President, Global Operations	2007	300,000	133,170	24,259	145,281	—	10,525	613,235

(1)	Currency is converted from Euros to U.S. Dollars using the daily average exchange rate of 1.4729 on December 31, 2007. This exchange rate has been utilized on all applicable compensation tables.
(2)	We determine the fair value of the stock awards as of the date of grant and recognize the expense over the applicable vesting period. Amounts represent compensation costs recognized by us during 2006 or 2007, as applicable, for financial statement reporting purposes under Statement of Financial Accounting Standards No. 123, Share-Based Payment - Revised 2004 (“SFAS No. 123(R)”), based on the valuation of stock awards granted in the corresponding year and prior years utilizing the assumptions discussed in Footnote 13 to our financial statements for the year ended December 31, 2006, and in Footnote 14 to our financial statements for the year ended December 31, 2007, but disregarding any estimate of service-based forfeitures.
(3)	Compensation costs recognized by us during the applicable year for financial statement reporting purposes under SFAS No. 123(R), based on the valuation of option awards granted in the corresponding year and prior years utilizing assumptions discussed in Footnote 13 to our financial statements for the fiscal year ended December 31, 2006, and in Footnote 14 to our financial statements for the fiscal year ended December 31, 2007, but disregarding any estimate of service-based forfeitures.
(4)	Amounts for 2007 reflect the cash portion of the 2005 LTIP and the 2007 STIP. For Mr. Dybsky, the 2007 STIP payout was made in the form of 2,779 shares of Deferred Stock Units granted on February 29, 2008.
(5)	Amounts for 2007 represent the change in the present value of the accrued pension benefit for the last fiscal year. The change in pension value for 2007 is calculated as the difference between the present value of the accrued benefit as of December 31, 2006, and December 31, 2007. The present value as of December 31, 2006 was calculated by discounting the accrued benefit payable at normal retirement age using a 6.0% discount rate and the 1994 Group Annuity Reserving mortality table. The present value as of December 31, 2007, utilized the same method, but used a discount rate of 6.6%.

(6)	All Other Compensation for 2007 consists of the following:

Name	Profit Sharing Plan			Education ($)(a)	Car ($)(b)	Tax Gross-ups ($)	Total ($)

	Match ($)	Profit Sharing ($)	Excess ($)

H. Chris Killingstad	6,750	6,165	51,577	—	—	2,095	66,587
Thomas Paulson	6,750	6,165	8,791	—	—	2,095	23,801
Thomas J. Dybsky	6,750	6,165	19,390	—	—	—	32,305
Karel Huijser	—	—	—	105,717	27,472	—	133,190
Don B. Westman	6,750	1,135	2,640	—	—	—	10,525

(a)	Reimbursements for dependent education paid by the company pursuant to Mr. Huijser’s employment agreement.
(b)	Company car expenses paid for Mr. Huijser pursuant to his employment agreement.

GRANTS OF PLAN BASED AWARDS IN 2007

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(5)

			Threshold ($)		Target ($)		Maximum ($)		Target (#)		Maximum (#)

H. Chris Killingstad	2/14/2007	2/13/2007			212,625	(1)	425,250	(1)	15,921	(1)	31,842	(1)			496,098
			19,688	(2)	393,750	(2)
	1/2/2007	2/14/2006											863	(3)	25,027
Thomas Paulson	2/14/2007	2/13/2007			56,822	(1)	113,643	(1)	4,254	(1)	8,508	(1)			132,555
			7,103	(2)	142,054	(2)
	1/2/2007	2/14/2006											414	(3)	12,006
Thomas J. Dybsky	2/14/2007	2/13/2007			40,365	(1)	80,730	(1)	3,022	(1)	6,044	(1)			94,166
			5,382	(2)	107,640	(2)
	1/2/2007	2/14/2006											414	(3)	12,006
	2/23/2007	2/13/2007											99	(4)	3,085
Karel Huijser	2/14/2007	2/13/2007			66,024	(1)	132,048	(1)	4,944	(1)	9,888	(1)			154,055
			9,279	(2)	185,585	(2)
	1/2/2007	2/14/2006											414	(3)	12,006
Don B. Westman	2/14/2007	2/13/2007			54,000	(1)	108,000	(1)	4,043	(1)	8,086	(1)			125,980
			6,750	(2)	135,000	(2)
	1/2/2007	2/14/2006											414	(3)	12,006

(1)	The 2007 LTIP was awarded under the terms and conditions of the 1999 Stock Incentive Plan. The 2007 LTIP is paid 30% in cash and 70% in stock. The 2007 LTIP Plan threshold for positive EP improvement is 16% of target. The maximum payout is 200% of target.
(2)	The 2007 STIP plan threshold for positive EP improvement is 5% of target. The STIP plan does not have a maximum, although the portion of any payout that exceeds 200% of target will be paid in restricted stock, vesting 50% per year over two years.
(3)	In lieu of executive perquisites, we provide an annual grant of restricted stock. In 2007, the grant date fair value of these awards ranged from $12,006 to $25,027, and were awarded under the terms and conditions of the 1999 Stock Incentive Plan.
(4)	Shares awarded under the terms and conditions of the 1999 Stock Incentive Plan for the portion of the 2006 STIP that exceeded 200% of target. Granted using the closing price on February 22, 2007.
(5)	Grant Date Fair Value calculated based on target number of shares.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

H. Chris Killingstad	40,000	(2)			20.995	4/8/2012
	27,200	(2)			15.375	2/19/2013
	19,200	(2)			20.815	2/17/2014
							2,729	(3)	120,867
										105,654	(4)	4,679,416
Thomas Paulson	3,334		6,666	(2)	24.995	3/23/2016
							414	(5)	18,336
										16,116	(6)	713,778
Thomas J. Dybsky	4,800	(2)			18.500	9/28/2008
	7,600	(2)			17.563	2/24/2009
	20,388	(2)			16.063	2/24/2010
	6,600	(2)			22.425	2/22/2011
	16,300	(2)			17.450	2/21/2011
	14,200	(2)			15.375	2/19/2013
	11,000	(2)			20.815	2/17/2014
	10,000		5,000	(2)	23.710	11/8/2015
							1,733	(7)	76,755
										12,896	(8)	571,164
Karel Huijser	3,334		6,666	(2)	27.650	11/1/2016
							5,414	(9)	239,786
										9,888	(10)	437,940
Don B. Westman	2,000		4,000	(2)	27.440	10/30/2016
							4,164	(11)	184,424
										8,086	(12)	358,129

(1)	2006 and 2007 LTIP awards are reflected above at the maximum level, which is 200% of target.
(2)	Stock option granted with a ten year term became exercisable in 33.33% increments on each yearly anniversary of the date of the grant, which was ten years prior to the expiration date.
(3)	The remaining 50% of the original restricted stock award of 3,732 shares granted on 2/15/06 will vest on 2/14/08. Restricted stock award of 863 shares granted on 1/3/06 will vest 100% on 12/31/08.
(4)	Performance unit award of 40,000 units granted 11/8/05 will vest on 11/30/08, 11/30/09, or 11/30/10, if the specified performance conditions are met. 2006 LTIP award of 33,812 units granted on 2/14/06 will vest on 12/31/08, if the specified performance conditions are met. 2007 LTIP award of 31,842 units granted on 2/14/07 will vest on 12/31/09, if the specified performance conditions are met.
(5)	Restricted stock award of 414 shares granted on 1/2/07 will vest 100% on 12/31/08.
(6)	2006 LTIP award of 7,608 units granted on 2/14/06 will vest on 12/31/08, if the specified performance conditions are met. 2007 LTIP award of 8,508 units granted on 2/14/07 will vest on 12/31/09, if the specified performance conditions are met.
(7)	Restricted stock award of 414 shares granted on 1/2/07 will vest 100% on 12/31/08. The remaining 50% of the original restricted stock award of 2,442 shares granted on 2/15/06 will vest on 2/14/08. Restricted stock award of 99 shares granted on 2/23/07 will vest in 50% increments on each yearly anniversary of the date of the award.
(8)	2006 LTIP award of 6,852 units granted on 2/14/06 will vest on 12/31/08, if the specified performance conditions are met. 2007 LTIP award of 6,044 units granted on 2/14/07 will vest on 12/31/09, if the specified performance conditions are met.
(9)	Restricted stock award of 414 shares granted on 1/2/07 will vest 100% on 12/31/08. The remaining 50% of the original restricted stock award of 10,000 shares granted on 11/01/06 will vest on 11/01/08.
(10)	2007 LTIP award of 9,888 units granted on 2/14/07 will vest on 12/31/09, if the specified performance conditions are met.

(11)	Restricted stock award of 414 shares granted on 1/2/07 will vest 100% on 12/31/08. The remaining 50% of the original restricted stock award of 7,000 shares granted on 10/30/06 will vest on 10/30/08.
(12)	2007 LTIP award of 8,086 units granted on 2/14/07 will vest on 12/31/09, if the specified performance conditions are met.

OPTION EXERCISES AND STOCK VESTED IN 2007

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

H. Chris Killingstad	16,551		596,314
Thomas Paulson	2,374		80,024
Thomas J. Dybsky	9,128	(1)	327,443
Karel Huijser	5,000		235,800
Don B. Westman	3,750		108,750

(1)	This includes 7,444 shares awarded to Mr. Dybsky pursuant to his 2005 LTIP. Mr. Dybsky elected to defer 50% of these shares (3,722) with a value of $134,066. This amount is included as an executive contribution in the Non-Qualified Deferred Compensation Table.

Tennant Company Pension Plan

The Tennant Company Pension Plan provides fixed retirement benefits for certain employees of our Company. The Plan is open to employees hired on or before December 31, 2000, who met the Plan’s participation requirements on or before that date and who elected to remain in the Plan after December 31, 2000. No employees hired on or after January 1, 2001, are eligible to participate in this plan. The Tennant Netherlands Pension Plan is still open for new enrollment.

Under the Pension Plan, the normal retirement benefit is calculated as the participant’s years of credited service up to 30 years, times the difference between: (a) 1.4% of the participant’s five-year final average pay excluding bonus, overtime or other special forms of remuneration, and (b) 0.609% of the participant’s three-year final average W-2 compensation, or social security covered compensation, if less. Participants may retire with an unreduced benefit at age 65, or, if earlier, when the sum of their age and service is equal to or greater than 85. Optional forms of benefit may be elected that are actuarially equivalent to the normal form of benefit. Currently under ERISA, as amended, the maximum annual amount that can be paid during 2007 to any individual is $180,000. Amounts in excess of that maximum as well as amounts based on compensation that is excluded from the Plan formula by ERISA or the terms of the Plan are covered under the Tennant Company Excess Benefit Plan.

Tennant Company Excess Benefit Plan

The Tennant Company Excess Benefit Plan is a component of the Tennant Company Executive Deferred Compensation Plan that provides additional retirement benefits for selected highly compensated employees participating in the Tennant Company Pension Plan. Employees participating in the Excess Benefit Plan will receive a retirement benefit equal to the additional benefits which would have been provided under the Pension Plan if (a) the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code were not applicable, and (b) management bonuses were included in certified earnings, and (c) compensation deferred under the terms of the Executive Deferred Compensation Plan were included in certified earnings for the plan year in which such amounts would have been paid in the absence of the deferral.

PENSION BENEFITS FOR 2007

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)

H. Chris Killingstad	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan(1)	—	—
Thomas Paulson	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan(1)	—	—
Thomas J. Dybsky	Tennant Pension Plan	9.25	150,794
	Tennant Executive Deferred Compensation Plan(1)	9.25	108,199
Karel Huijser	Tennant Netherlands Pension Plan	1.16	35,926
Don B. Westman	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan(1)	—	—

(1)	Defined Benefit portion of the Non-Qualified Deferred Compensation Plan. These amounts are not included in the Non-Qualified Deferred Compensation Table.

Non-Qualified Deferred Compensation for 2007

Three elements of total compensation may be deferred: base salary, STIP payouts, and LTIP payouts. Our named executive officers may elect to defer 0-25% of their 2007 base salary, 0-100% of their 2007 STIP payout, and 0-100% of their LTIP payout.

The interest rate for 2007 Non-Qualified Deferred Compensation was 5.19%. This amount was calculated based on the 10-year bond rating as of December 12, 2007, with one percentage point being added to yield the interest rate of 5.19%.

NON-QUALIFIED DEFERRED COMPENSATION IN 2007

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)(4)

H. Chris Killingstad	—		51,577	4,390	132,511
Thomas Paulson	—		8,791	10	8,983
Thomas J. Dybsky	164,487	(1)	19,390	12,263	409,953
Karel Huijser	—		—	—	—
Don B. Westman	145,281	(2)	2,640	935	178,856

(1)	Includes 50% of 2005 LTIP Cash, which is reported under Non-Equity Compensation on the Summary Compensation Table, and 50% of 2005 LTIP Shares which vested on 12/31/07.
(2)	Includes 100% of 2007 STIP which vested on 12/31/2007, which is reported under Non-Equity Compensation on the Summary Compensation Table, and 10% of 2007 Salary.
(3)	Also included in the All Other Compensation column of the Summary Compensation Table.
(4)	In addition to amounts updated in the Summary Compensation Table for 2007, as reflected in footnote 3 above, the following amounts were updated as compensation for the named executive officers in the Summary Compensation Table for prior years: (a) Mr. Killingstad: $76 of Non-Qualified Compensation Earnings and $35,583 of All Other Compensation for 2006, (b) Mr. Paulson: $181 of All Other Compensation for 2006, and (c) Mr. Dybsky: $208 of Non-Qualified Compensation Earnings, $32,143 of stock awards, and $12,219 of All Other Compensation for 2006.

Potential Payments upon Termination or Change-in-Control

We are a party to agreements with certain of our executive officers that together establish the terms of the employment relationship between us and the executive, the terms under which that relationship may be ended, and the rights and obligations of the parties after the employment relationship ends. Collectively these agreements are referred to as the “Executive Agreements,” and consist of an Executive Employment Agreement and a Management Agreement.

The Executive Agreements address various termination of employment scenarios, including an executive’s involuntary termination without cause, an executive’s voluntary termination for good reason, and an executive’s death or disability. No severance payments are made to executives who are terminated for cause. An executive agrees under the Executive Agreements not to compete with us during employment or for a period of 12 months after employment ends, not to disclose our confidential information during or after employment for as long as the information retains its confidential nature, and not to solicit our employees or customers for a period of 12 months after employment ends. Severance payments as described below under the Executive Agreements are conditioned on an executive remaining in compliance with these requirements, including an obligation to inform us of any potentially competitive activities during the 12-month post-employment period, and signing a release of claims in favor of the Company. The Executive Agreements also provide that severance payments under those agreements will be reduced by the amount of any other severance compensation an executive is eligible to receive from us under any other agreement or plan of ours providing compensation in the event of involuntary termination.

As described below, our equity-based incentive plans and the award agreements under those plans also call for compensation to be provided under certain circumstances in connection with an executive officer’s termination of employment or a change in control of the Company.

Executive Employment Agreement

The Executive Employment Agreement describes the rights and obligations of the Company and the executive in connection with the executive’s separation from employment in situations other than following or in connection with a Change in Control. Under the Executive Employment Agreement:

•	Upon any termination of employment, an executive will receive any earned but unpaid base salary, vacation pay, and STIP payments for the preceding year.
•	Upon a termination due to death or disability, an executive (or beneficiary) will also receive base salary through the last day of the calendar month in which the termination occurs.
•	Upon termination by us without cause or by the executive for good reason, the executive is entitled to receive (i) an amount equal to one year’s base salary, (ii) an amount equal to the executive’s full-year STIP award that would have been payable for the year of termination if all performance targets had been met and the executive had been employed for the full year, and (iii) continued Company contributions to medical/dental coverage and group insurance coverage for up to 12 months. The timing of the payment of certain of these amounts depends on the nature of the termination:
°	If a termination without cause occurs, the executive is paid his or her base salary in accordance with our regular payroll practices for a period of 12 consecutive months following the date of termination. The executive’s STIP payment is made at the normal payment date and the life insurance premiums will be paid in a lump sum as soon as practicable after the termination date. However, to the extent the total of such payments would exceed the amount that would otherwise cause it to be considered a deferral of compensation under §409A of the Internal Revenue Code, payment of the excess will not be made earlier than the first day of the seventh month after termination.
°	If a termination for good reason occurs, an executive is paid one-half of his or her annual base salary amount on the first day of the seventh month following the termination date and the remaining one-half over six months in accordance with our regular payroll practice. The executive’s STIP payment is made the later of the normal payment date and the first day of the seventh month following the termination date. The life insurance premiums will be paid in a lump sum on the first day of the seventh month following the termination date.

For purposes of the Executive Employment Agreement, “cause” means (i) a material breach of the agreement and such breach is not remedied within 30 days after receiving written notice from us; (ii) an executive’s dishonest act or acts intended to result in gain or personal enrichment at our expense; (iii) an executive’s persistent and willful failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us; or (iv) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to us or our reputation.

For purposes of the Executive Employment Agreement, “good reason” means (i) our material breach of the agreement and such breach is not remedied within 30 days of our receipt of written notice, or (ii) we assign the executive duties and responsibilities that are substantially inconsistent with, or materially diminish the executive’s position, and such assignment was made other than for cause or on account of disability.

Management Agreement

Recognizing the need to retain executives in our service if there is a possible change in control, and in order to facilitate an orderly transition in the event of an actual change in control, the Management Agreement provides for severance compensation if an executive is terminated under certain circumstances after or in connection with a change in control. Under the Management Agreement:

•	If within three years of a change in control an executive is involuntary terminated without cause or terminates his or her employment for good reason, then change in control severance compensation consists of: (i) an amount equal to three times the executive’s average annual taxable compensation from us during the executive’s five taxable years preceding the change in control, minus $1.00; (ii) a pro-rata payment of the executive’s short-term incentive plan award for the year of termination, assuming all performance targets were met; and (iii) continued Company contributions to the cost of medical/dental coverage and group life insurance coverage for up to three years following the change in control.
•	If an executive voluntarily terminates employment without good reason during the thirteenth month after a change in control, then change in control severance compensation consists of: (i) an amount equal to the executive’s average annual taxable compensation from us during the executive’s five taxable years preceding the change in control, minus $1.00; and (ii) continued Company contributions to the cost of medical/dental coverage and group life insurance coverage for up to twelve months following the executive’s termination date.
•	If an executive is involuntarily terminated or terminates his or her employment for good reason prior to an event that would otherwise constitute a change in control, such termination is in connection with or in anticipation of a change in control, and a change in control ultimately occurs, then change in control severance compensation will be payable consistent with the first bullet point above.
•	If an executive’s employment is terminated due to death or disability and the executive is not otherwise entitled to payments or benefits under either of the first two bullet points above, the executive (or beneficiary) will receive base salary paid through the end of the month in which termination occurs.

For purposes of the Management Agreement, “cause” is defined more narrowly than under the Executive Employment Agreement, and means: (i) an executive’s persistent and willful failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us; or (ii) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to us or our reputation.

For purposes of the Management Agreement, “good reason” is defined more broadly than under the Executive Employment Agreement, and includes the following in addition to the factors cited in the Executive Employment Agreement: (i) the executive is not given substantially equivalent or greater title, duties, responsibilities, authority, salary or other remuneration and fringe benefits as compared to his or her status or remuneration before the change in control; (ii) we fail to obtain assumption of the

Management Agreement by any successor; (iii) we require the executive to relocate to any place other than a location within 25 miles of the location at which the executive performed duties immediately prior to the change in control, or (iv) we require that the executive travel on Company business to a substantially greater degree than required immediately prior to the change in control.

For purposes of the Management Agreement, “change in control” means: (i) a majority of our directors are individuals who were not appointed by our Board to fill vacancies on the Board and were not supported by our Board for election by our shareholders; (ii) 35% or more of our common stock or of the voting power of our securities generally is acquired or beneficially owned by an individual, entity or group (subject to certain exceptions for certain affiliates and employee benefit plans); (iii) we consummate a merger with or into another entity, unless the surviving entity is more than 50% owned by our shareholders prior to the merger in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the surviving entity; (iv) we consummate an exchange of our voting securities for cash, securities or other property, unless our shareholders receive in the exchange voting securities of a parent corporation that is more than 50% owned by our shareholders prior to the exchange in substantially the same proportions; (v) we consummate a sale or other disposition of all or substantially all of our assets; (vi) our shareholders approve a definitive plan to liquidate or dissolve the Company; (vii) we enter into an agreement relating to a change in control as described in clauses (i) through (v) above and such change in control ultimately occurs; or (viii) a tender or exchange offer or proxy contest is commenced that ultimately results in a change in control described in clauses (i) or (ii) above.

Change in control severance compensation under the Management Agreement, as well as any other compensation under other plans or agreements that is contingent upon a change in control, may be reduced to the extent necessary to avoid excise taxation to the executive and non-deductibility to the Company under federal income tax laws applicable to “parachute payments.”

Change in control severance payments under the Management Agreement are generally payable in a lump sum at the start of the seventh month following the termination of employment, except to the extent that earlier payment would not cause them to be considered a deferral of compensation under §409A of the Internal Revenue Code.

Our equity incentive plans allow for acceleration of stock options upon an executive’s death, disability or retirement. Upon death or disability, options generally become exercisable in full, and may be exercised at any time, or from time to time, within five years of the executive’s date of death or date of termination due to disability. Upon retirement, options generally become exercisable in full and may be exercised within three months of the date of termination due to the executive’s retirement, or any such longer period as the Committee administering the plan may permit. For purposes of our equity compensation plans, “retirement” is generally defined as termination on or after age 55, provided that the executive has been employed by us or our affiliates for at least ten years, or termination of employment on or after age 62, provided, under certain plans, that the executive has given us at least six months prior written notice of such termination.

The plans generally allow for a pro-rata portion of any performance shares to be paid out upon an executive’s death, disability or retirement. The payment is based on the extent to which achievement of performance targets were satisfied at the end of the performance period and pro-rated for length of employment within the performance period.

A pro-rata share of restricted stock is generally payable upon the executive’s death, disability or retirement. The executive, or his or her successor, shall be entitled to the number of shares of restricted stock under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed. All restrictions are lifted with respect to such pro-rated shares.

Assuming that a termination event or change in control occurred on December 31, 2007, the total compensation payable to each named executive officer who was employed by us on such date is:

PAYMENTS DUE UPON TERMINATION WITHOUT CAUSE
OR TERMINATION FOR GOOD REASON

Name	Base Salary ($)	Benefits ($)	Total ($)

H. Chris Killingstad	525,000	7,768	532,768
Thomas Paulson	315,675	7,768	323,443
Thomas J. Dybsky	269,100	7,636	276,736
Karel Huijser	412,412	2,065	414,477
Don B. Westman	300,000	7,768	307,768

PAYMENTS DUE UPON TERMINATION WITHIN
THREE YEARS OF THE CHANGE IN CONTROL EVENT(1)

Name	Average Annual Compensation *3 - $1 ($)	Benefits ($)	Total ($)

H. Chris Killingstad	2,333,875	23,304	2,357,178
Thomas Paulson	1,245,909	23,304	1,269,212
Thomas J. Dybsky	1,134,994	22,908	1,157,901
Karel Huijser	1,237,235	6,194	1,243,429
Don B. Westman	1,000,952	23,304	1,024,255

(1)	Named Executive Officers would also receive Option Acceleration. Refer to the Additional Potential Benefits Upon Change in Control or Termination Due to Death, Disability, or Retirement Table.

PAYMENTS DUE UPON VOLUNTARY RESIGNATION WITHOUT GOOD REASON DURING
THE THIRTEENTH MONTH AFTER THE CHANGE IN CONTROL EVENT(1)

Name	Average Annual Compensation - $1 ($)	Benefits ($)	Total ($)

H. Chris Killingstad	777,958	7,768	785,725
Thomas Paulson	415,302	7,768	423,070
Thomas J. Dybsky	378,331	7,636	385,966
Karel Huijser	412,411	2,065	414,476
Don B. Westman	333,650	7,768	341,418

(1)	Named Executive Officers would also receive Option Acceleration. Refer to the Additional Potential Benefits Upon Change in Control or Termination Due to Death, Disability, or Retirement Table.

ADDITIONAL POTENTIAL BENEFITS UPON CHANGE IN CONTROL OR
TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT

Name	Value of Outstanding Options ($)

H. Chris Killingstad	—
Thomas Paulson	128,620
Thomas J. Dybsky	102,900
Karel Huijser	110,922
Don B. Westman	67,400

ITEM 3 – APPROVAL OF TENNANT COMPANY 2009 SHORT-TERM INCENTIVE PLAN

Our Board of Directors, upon recommendation of the Compensation Committee of the Board of Directors, approved the Tennant Company 2009 Short-Term Incentive Plan (the “2009 STIP”) on February 21, 2008, subject to shareholder approval. The purpose of the 2009 STIP is to promote our objective of linking pay and performance by providing cash awards to designated members of the management team to encourage them to produce a superior return for our shareholders. The 2009 STIP gives the Compensation Committee and a management committee consisting of one or more of our Chief Executive Officer, Vice President of Human Resources and Administration, Chief Financial Officer and other senior management team members (the “Management Committee”) discretion to choose one or more appropriate performance measures by which to measure the performance of our management team members in any given performance period. The performance measures are set at the beginning of each performance period.

The basic features of the 2009 STIP are summarized below. The 2009 STIP operates in a similar manner to the STIP currently in effect for our executive officers and management team for 2008. The 2009 STIP will not become effective unless approved by our shareholders. The 2009 STIP is a multi-year plan that can be used for awards in 2009 and future years. Our Compensation Committee retains the authority to establish compensation programs for our executive officers from time to time in order to incentivize our executive officers, including alternative programs that may be established if our shareholders do not approve the 2009 STIP.

Administration.    The Compensation Committee, all of whose members are independent, outside directors, will administer the 2009 STIP to the extent that awards relate to executive officers, and the Management Committee will administer the 2009 STIP to the extent that awards relate to other members of our management team. The Compensation Committee and the Management Committee, as applicable, are collectively referred to as the “Committee.” The Committee will have the authority to grant cash incentive awards upon such terms, consistent with the terms of the 2009 STIP, as it considers appropriate, to eligible employees. The Committee will have authority to interpret all provisions of the 2009 STIP, to establish, amend, waive and rescind rules and regulations relating to the administration of the 2009 STIP and to make all other determinations necessary or advisable for the administration of the 2009 STIP.

Eligibility.    Any executive officer and any other member of our management team designated by the Committee from time to time is eligible to participate in the 2009 STIP. The Committee determines which executive officers or other management team members, as the case may be, will participate in the plan for a given year or other performance period. In 2007, approximately 125 employees (including executive officers) were selected to participate in the current STIP, and participation in the 2009 STIP is expected to be comparable.

Determination of Performance Measures.    Awards may be based on one or more of the following performance measures chosen by the Committee:

•	revenue;
•	earnings or earnings before income tax (profit before taxes);
•	net earnings (profit after taxes);
•	economic profit, defined as net operating profit after taxes less a charge for the net assets used in the business;
•	inventory;
•	receivables;
•	total or net operating asset turnover;
•	operating income;
•	operating expense;
•	total shareholder return;

•	return on equity;
•	return on invested capital; and
•	working capital.

In addition, for any award to a participant who is not a covered officer under Section 162(m) of the Internal Revenue Code or that is not intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, the performance measures may include, alone or in combination with the performance measures listed above, such other targets as the Committee may determine.

The Committee may select different performance measures for different participants in any performance period. In addition to selecting the performance measures, the Committee will also approve the level of attainment required to earn a payment under an award. The required level of attainment can be measured as an absolute amount, on a per share basis, as a growth rate, as a change from a prior performance period or relative to a designated peer group or index of comparable companies. The performance measure may be tied to corporate, group, unit, division, affiliate or individual performance. In recent years, the Committee has selected economic profit, defined as net operating profit after taxes less a change for net assets used in the business, as the performance measure for annual cash incentives.

Determination of Cash Incentive Amounts.    The degree of attainment for each participant to receive an award will be determined by Committee at the beginning of the performance period. At the end of the performance period, the Committee will certify the degree to which performance measures were attained and pay out any earned awards in the form of cash payments. The Committee has discretion to exclude the effects of extraordinary items, unusual or non-recurring events, changes in accounting principles, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges and any other items the Committee determines is necessary to compute performance on a comparative basis, so long as such adjustments to awards qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code will not disqualify the award.

Maximum Payments.    The maximum amount payable under the 2009 STIP to any covered officer under Section 162(m) of the Internal Revenue Code for any year cannot exceed $2 million.

Amendments.    The Committee may at any time terminate, suspend or modify the 2009 STIP. Amendments are subject to approval of the shareholders only if such approval is necessary to maintain the 2009 STIP in compliance with the requirements of Section 162(m) of the Internal Revenue Code.

Tax Matters.     As described in the Compensation Discussion and Analysis section of this Proxy Statement, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to our covered officers to $1 million per year. This limitation does not apply to “performance-based compensation.”  One of the conditions for qualification as “performance-based compensation” is that the shareholders must approve the material terms of the performance measures and re-approve those material terms every five years. Amounts paid under the objective performance measures established under the 2009 STIP will, under current tax law, continue to qualify as performance-based compensation if shareholders approve the 2009 STIP.

Plan Benefits.    The 2009 STIP will be effective January 1, 2009, so long as it is approved by shareholders at the 2008 annual meeting of shareholders. As a result, the first awards granted under the 2009 STIP will relate to fiscal 2009. Amounts payable under the 2009 STIP for fiscal 2009 are not determinable because the performance measures and target opportunities will not be set by the Committee until early in fiscal 2009. However, the benefits paid under the current STIP for fiscal 2007 (which are the same benefits reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 23) are as follows:

NEW PLAN BENEFITS
Short-Term Incentive Plan

(Benefits Paid under Current STIP)

Name and Position	Fiscal 2007 Benefits Paid ($)

H. Chris Killingstad President and Chief Executive Officer	361,989
Thomas Paulson Vice President and Chief Financial Officer	145,313
Thomas J. Dybsky Vice President, Administration	100,100
Karel Huijser Vice President, International	163,376
Don B. Westman Vice President, Global Operations	145,281
Executive Officer Group (9 persons)	1,293,320
Non-Executive Officer Employee Group (116 persons)	1,958,747

The Board of Directors recommends a vote FOR approval of the 2009 STIP.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, as of December 31, 2007.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))

Equity compensation plans approved by security holders	1,353,848	$19.87	1,621,903
Equity compensation plans not approved by security holders	0	0	0

Total	1,353,848	$19.87	1,621,903

(1)	Amount includes outstanding awards under the 1992 Stock Incentive Plan, the 1993 Non-Employee Director Plan, the 1995 Stock Incentive Plan, the 1997 Non-Employee Director Stock Option Plan, the 1998 Management Incentive Plan, and the 1999 Stock Incentive Plan, each as amended (the “Plans”). Amount includes 1,093,868 shares of Common Stock that may be issued upon exercise of outstanding stock options under the Plans. Amount also includes 11,400 shares of Common Stock that may be paid in cash upon exercise of outstanding stock appreciation rights under the Plans. Amount also includes 6,007 shares of Common Stock that may be issued upon settlement of deferred stock units (phantom stock) under the Plans. Stock appreciation rights and deferred stock units may be settled in cash, stock or a combination of both. Amount also includes 253,973 shares of Common Stock that may be issued upon settlement of performance shares. Column (a) includes the maximum number of shares that could be issued upon a complete distribution of all outstanding stock options, stock appreciation rights, and deferred stock units and performance shares. Amount excludes awards under the 2005 Long-Term Incentive Plans that are denominated in cash but paid in shares because the number of shares will depend on the level of performance and the value of the Company’s Common Stock upon payment.
(2)	Column (b) includes the weighted-average exercise price for outstanding stock options and stock appreciation rights.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 29, 2008, information regarding:

•	Beneficial owners of more than 5% of our Common Stock,
•	Ownership by directors and director nominees,
•	Ownership by the named executive officers as listed in the Summary Compensation Table, and
•	Ownership by all directors and all executive officers as a group.

Except as otherwise noted, the shareholders listed have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock

Vanguard Fiduciary Trust Company(1) 500 Admiral Nelson Blvd. Malvern, PA 19355	1,905,080 shares(2) Vanguard has sole voting authority for 0 shares, shared voting authority for 1,905,080 shares, sole investment authority for 0 shares, and shared investment authority for 1,905,080 shares.	10.3%
Royce & Associates, LLC(1) 1414 Avenue of the Americas New York, NY 10019	1,821,800 shares Royce & Associates LLC has sole voting authority for 1,821,800 shares, shared voting power for 0 shares, sole investment authority for 1,831,800 and shared investment authority for 0 shares.	9.8%
Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605	1,561,340 shares in aggregate Keeley Asset Management Corp. has sole voting authority for 1,495,950 shares, shared voting power for 0 shares, sole investment authority for 1,561,340 shares, and shared investment authority for 0 shares.(3)	8.4%
H. Chris Killingstad	118,062(4)(5)	*
Thomas Paulson	7,655(4)(6)	*
Karel Huijser	14,081(4)(7)	*
Don B. Westman	9,067(4)(8)	*
Thomas J. Dybsky	98,679(4)(9)	*
William F. Austen	1,829 shares	*
Jeffrey A. Balagna	8,933 shares(10)	*
James T. Hale	23,777 shares(11)	*
David Mathieson	2,598 shares(12)	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock

Edwin L. Russell	18,521 shares(13)	*
Stephen G. Shank	26,233 shares(14)	*
Steven A. Sonnenberg	5,399 shares(15)	*
All directors and executive officers as a group (16 persons)	418,646 shares(16)	2.2%

*	An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of total.
(1)	The information set forth above as to the Amount and Nature of Beneficial Ownership is based upon Schedule 13G statements filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2007.
(2)	This number includes 1,905,080 shares held in trust as of December 31, 2007, for the benefit of employees in certain of the Company’s employee benefit plans, all of which have been allocated to plan participants. The plan trustee votes shares allocated to participant accounts as directed by participants. Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the plan trustee in the same proportions as shares for which directions are received. Shares held by the trustee on behalf of the plans may be disposed of by the plans or the trustee only in accordance with the terms of the plans. For tender decisions, if no instruction is received from a participant, the shares will not be tendered.
(3)	Keeley Small Cap Value Fund, a series of Keeley Funds, Inc., does not have or share voting or investment authority, but shares beneficial ownership over 1,065,000 of the shares.
(4)	Includes shares allocated to the individual or group under the Tennant Profit Sharing and ESOP Plan.
(5)	Includes 86,400 shares covered by currently exercisable options granted to Mr. Killingstad.
(6)	Includes 3,845 shares covered by currently exercisable options granted to Mr. Paulson.
(7)	Includes 10,747 shares covered by currently exercisable options granted to Mr. Huijser.
(8)	Includes 9,076 shares covered by currently exercisable options granted to Mr. Westman.
(9)	Includes 98,679 shares covered by currently exercisable options granted to Mr. Dybsky.
(10)	Includes 4,001 shares covered by currently exercisable options granted to Mr. Balagna.
(11)	Includes 14,001 shares covered by currently exercisable options granted to Mr. Hale.
(12)	Includes 338 shares covered by currently exercisable options granted to Mr. Mathieson.
(13)	Includes 1,335 shares covered by currently exercisable options granted to Mr. Russell.
(14)	Includes 15,801 shares covered by currently exercisable options granted to Mr. Shank.
(15)	Includes 1,657 shares covered by currently exercisable options granted to Mr. Sonnenberg.
(16)	Includes 276,516 shares covered by currently exercisable options granted to executive officers (including named executive officers) and directors of our Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these forms furnished to us, and written representations from the directors and executive officers, all Section 16(a) filing requirements were met for the year ending December 31, 2007.

Related Person Transaction Approval Policy

In February 2007, our Board of Directors adopted a written related person transaction approval policy, which sets forth our Company’s policies and procedures for the review, approval or ratification of certain related person transactions. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company or an executive is a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person” (provided such compensation was approved by the Board of Directors or a Committee of the Board of Directors, if such approval was required);
•	Transactions available to all employees or all shareholders of our Company on the same terms; and
•	Transactions, which when aggregated with the amount of all other transactions between the related person and our Company, involve less than $120,000 in a fiscal year.

Our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction or, if the transaction is not identified prior to its commencement, the transaction must be submitted to our Board of Directors for ratification. The Board will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related person transaction:

•	Whether the terms are fair to our Company;
•	Whether the transaction is material to our Company;
•	The role the related person has played in arranging the related person transaction;
•	The structure of the related person transaction; and
•	The interests of all related persons in the related person transaction.

The Board may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our Company and the related person taking such precautionary actions as the Board deems appropriate.

Attendance of Directors at Annual Meetings

As set forth in our Corporate Governance Principles, all members of our Board of Directors are encouraged to attend all annual meetings of shareholders. All of the directors, except Mr. Austen who had a conflict with the date of the annual meeting of the company where he serves as an executive officer, attended the 2007 Annual Meeting of Shareholders.

Shareholder Proposals

Shareholder proposals intended to be presented at the 2009 Annual Meeting should be sent to our Corporate Secretary at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, MN 55440-1452. Proposals must be received on or before November 17, 2008, to be eligible for inclusion in our Proxy Statement and form of Proxy relating to that meeting.

Shareholder proposals intended to be presented at the 2009 Annual Meeting, but not intended to be included in the Proxy Statement or form of Proxy for the meeting, must be received on or before January 29, 2009. Proxies solicited by our Board of Directors for that Annual Meeting will authorize the named Proxies on the Proxy Card to use their discretion in voting the Proxies when any such proposals are presented at the meeting.

See Nominations for the Board of Directors for information and requirements on how to recommend a potential director candidate person for consideration by the Governance Committee.

APPENDIX A

Tennant Company
2009 Short-Term Incentive Plan

1.   Purpose.    The purpose of the Tennant Company 2009 Short-Term Incentive Plan (the “Plan”) is to provide incentives to the management team of Tennant Company (the “Company”) and its subsidiaries to produce a superior return to the shareholders of the Company and to encourage such management team to make decisions based on the Company’s long-term success, leverage capital investments and successfully meet annual objectives.

2.   Definitions.    The terms defined in this section are used (and capitalized) elsewhere in the Plan.

“Award” means an award payable to a Participant pursuant to Section 4 hereof.

“Board” means the Board of Directors of the Company.

“Cause” shall mean termination for (i) the Participant’s material breach of any confidentiality, non-disclosure, non-solicitation, non-competition, invention assignment or similar agreement; (ii) an act or acts of dishonesty undertaken by the Participant and intended to result in gain or personal enrichment of the Participant at the expense of the Company; (iii) persistent failure by the Participant to perform the duties of the Participant ’s employment, which failure is demonstrably willful and deliberate on the part of the Participant and constitutes gross neglect of duties by the Participant; or (iv) the indictment or conviction of the Participant for a felony if the act or acts constituting the felony are substantially detrimental to the Company or its reputation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee or the Management Committee, as applicable.

“Compensation Committee” means the Compensation Committee of the Board or such other Board committee as may be designated by the Board to administer the Plan.

“Covered Officer” includes all Participants whose compensation, in the Performance Period for which the Award is calculated, is or, in the Compensation Committee’s discretion, may be subject to the compensation expense deduction limitations set forth in Section 162(m) of the Code.

“Disability” means the disability of a Participant such that the Participant is considered disabled under any retirement plan of the Company which is qualified under Section 401 of the Code, or as otherwise determined by the Committee.

“Economic Profit” means net operating profit after taxes less a charge for the net assets used in the business.

“Eligible Employee” means any member of the management team of the Company or a subsidiary thereof.

“Executive Officer” means anyone who is an executive officer under the rules and regulations of the Securities Exchange Act of 1934, as amended.

“Management Committee” means a committee consisting of one or more of the Company’s Chief Executive Officer, Vice President of Human Resources and Administration, Chief Financial Officer and such other senior management team member who supervises a Participant, as such committee is constituted from time to time and for such purposes, all as determined by the Chief Executive Officer.

“Participant” means an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

“Performance Period” means the Company’s fiscal year.

“Performance-Based Compensation” means an Award to a Covered Officer that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

“Retirement” means termination of employment, other than by death or Disability or termination for Cause, on or after age 55, provided the Participant has been employed by the Company and/or one or more affiliates for at least ten years, or termination of employment, other than for death or Disability or termination for Cause, on or after age 62.

3.   Administration.

3.1   Authority of Committee.    The Committee shall administer this Plan. For all purposes under this Plan, the Committee shall refer to the Compensation Committee to the extent this Plan relates to Awards made to Executive Officers and shall refer to the Management Committee to the extent this Plan relates to Awards to Participants other than Executive Officers. The Committee shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret and implement this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

3.2   Indemnification.    To the full extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

4.   Awards.

4.1   Allocation of Awards.    Within 90 days following the commencement of each Performance Period, the Committee may select such Eligible Employees as they deem appropriate to participate in the Plan. Eligible Employees selected to participate will be entitled to receive an award of bonus compensation based on the levels of attainment of performance measures selected by the Committee, within such 90-day period, consisting of one or any combination of two or more of revenue, or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), Economic Profit, inventory, receivables, total or net operating asset turnover, operating income, operating expense, total shareholder return, return on equity, return on invested capital and working capital, each of which may be expressed in absolute amounts, on a per share basis, as a growth rate, as a change from prior Performance Periods or relative to a designated peer group or index of comparable companies, and any such targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance (each, a “Performance Measure”). In addition, for any Award that is not intended to qualify as Performance-Based Compensation, the Award may be based on the attainment of such other targets as the Committee may determine.

4.2   Attainment of Performance Measures.    The payment of an Award will be contingent upon the degree of attainment of such Performance Measures over the applicable Performance Period as are specified by the Committee. The Committee may, in its discretion, modify the Performance Measures applicable to a Performance Period if it determines that as a result of changed circumstances, such modification is required to reflect the original intent of such Performance Measures. Each Performance Measure may be adjusted if so determined by the Committee, to exclude the effects of extraordinary items, unusual or non-recurring events, changes in accounting principles, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges and other items as the Committee determines to be required so that the operations results of the Company, group, unit, division or affiliate, as applicable, shall be computed on a comparative basis; provided that no such adjustment shall be made to an Award intended to qualify as Performance-Based Compensation if the effect of such adjustment would be to cause the Award to fail to qualify as Performance-Based Compensation.

4.3   Maximum Amount of Awards.    No Participant who is a Covered Officer shall be entitled to receive an Award payment for any Performance Period that exceeds $2,000,000 for the Performance Period.

4.4       The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate an Award payable to any Participant for any reason, including changes in the position or duties of any Participant with the Company or any subsidiary of the Company during the Performance Period.

4.5   Payment of Awards.    Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the Performance Measures were attained and the Awards payable to Participants. In the case of Awards intended to constitute Performance-Based Compensation, the Committee shall prescribe the degree of attainment of such Performance Measures required for the payment of an Award and that the Award shall be earned only upon, and to the extent that, Performance Measures as described in Section 4.1 are satisfied within the Performance Period for the Award. Each Participant shall receive payment in cash within two and a half months after the fiscal year end following the determination in respect thereof made pursuant to this Section 4.5. If the terms of the Award so provide, the Award may be settled in equity securities issued under the Company’s then-effective stock incentive plan.

5.   Effective Date of the Plan.    The Plan shall become effective as of January 1, 2009; provided that this Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present or represented and entitled to vote in person or by proxy on this matter at the 2008 annual meeting of the Company’s shareholders and that the affirmative vote is of a majority of the minimum number of outstanding shares of Common Stock of the Company necessary to constitute a quorum for the transaction of business at the meeting. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6.   Right to Terminate Employment.    Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of a Participant with or without cause. Employment with the Company remains “at will,” which means that all aspects of the job, including employment by the Company, may be changed or terminated by the Company at any time with or without cause. Likewise, the Participant may terminate employment with the Company.

7.   Tax Withholding.    The Company shall have the right to withhold from cash or stock payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

8.   Amendment, Modification and Termination of the Plan.    The Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. Amendments are subject to approval of the shareholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

9.   Unfunded Plan.    The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company or any of its direct or indirect subsidiaries.

10.   Other Benefit and Compensation Programs.    Neither the adoption of the Plan by the Committee nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Committee to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

11.   Termination of Employment.    Should a Participant’s employment terminate prior to the end of the Performance Period for any reason other than death, Disability or Retirement, the Participant will not be entitled to payment of an Award for the Performance Period. If a Participant’s employment with the Company terminates by reason of death, Disability or Retirement, a prorated payment will be made within two and a half months following the end of the Performance Period, based upon the time the Participant served during the Performance Period. The Award will be based on the performance over the entire Performance Period. In the event of termination of the Participant’s employment by reason of death, Disability or Retirement, any election to receive payout in the form of equity securities under the Company’s stock incentive plan shall be null and void.

12.   Change of Job Within Company.    A Participant who is promoted or demoted to a position with different Performance Measures or performance targets will have a prorated Award based upon the time served in each job during the Performance Period, provided at least three months was served in each job. If a Participant is in a position for less than three months during the Performance Period, the Award is based on the Performance Measures and performance targets of the job served in the longest. A Participant who changes jobs that is no longer eligible for this Plan retains the right to receive a prorated Award under the Plan based on the length of time as a Participant provided at least three months was served as a Participant. Notwithstanding the foregoing, no Award that is intended to qualify as Performance-Based Compensation shall be provided to a new hire or adjusted for a promotion, demotion or job change unless expressly approved by the Committee in accordance with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder.

13.   Governing Law.    To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota and construed accordingly.

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TENNANT COMPANY ANNUAL MEETING OF SHAREHOLDERS 10:30 a.m. CDT Thursday, April 29, 2008 Golden Valley Country Club 7001 Golden Valley Road Golden Valley, MN 55427

Driving Directions:

FROM THE WEST:

Highway 55 East to Winnetka Avenue (stoplight). Left on Winnetka to Golden Valley Road. Right on Golden Valley Road for approximately one mile. Entrance to clubhouse on the right, just after the railroad track.

FROM THE EAST:
Downtown

Interstate 394 West to Highway 100 North. 100 North to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad track.

FROM THE SOUTH:

Interstate 494 West to Highway 100 North. 100 North to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad track.

FROM THE NORTH:

Highway 100 South to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad track.

TENNANT COMPANY 701 North Lilac Drive P.O. Box 1452 Minneapolis, MN 55440	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints H. Chris Killingstad and Heidi M. Hoard, and each of them, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them or any of them to represent and to vote, as designated herein, all the shares of Common Stock of Tennant Company (the “Company”) held of record by the undersigned on February 29, 2008, at the Annual Meeting of Shareholders to be held on April 29, 2008, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

Furthermore, if I am a participant in the Tennant Company Profit Sharing and Employee Stock Ownership Plan (the “Plan”), I hereby instruct Vanguard Fiduciary Trust Company, as Trustee of the Plan, to “vote,” in the manner specified in the Plan, at the Annual Meeting of Shareholders, and at any adjournment thereof, all shares of Common Stock of the Company held in the Plan with respect to which I have authority to direct voting.

I understand that the Trustee will vote, in accordance with my instructions, the shares of the Company’s Common Stock allocated to the account under the Plan. The Trustee is hereby instructed to vote as indicated herein on the following proposals which are more fully described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement dated March 13, 2008.

THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE FOLLOWED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS GIVEN TO THE TRUSTEE BY 5:00 P.M. (EDT) ON April 28, 2008, I UNDERSTAND THAT THE TRUSTEE WILL VOTE THE SHARES IN THE SAME PROPORTION AS THE SHARES OF ALL PARTICIPANTS WHO GAVE DIRECTIONS.

Address Changes/Comments: __________________________________________________________ ___________________________________________________________________________________ ___________________________________________________________________________________

See reverse for voting
L5085v1

TENNANT COMPANY
701 NORTH LILAC DRIVE
P.O. BOX 1452
MINNEAPOLIS, MN 55440

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic Ballot.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Tennant Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tennant Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TNTCM1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TENNANT COMPANY
Directors recommend a vote FOR both
nominees listed.
Vote On Directors

	1.	TO ELECT DIRECTORS Nominees:			For All	Withhold All	For All Except	To withhold authority to vote for either individual nominee, mark “For All Except” and write the number of the nominee on the line below.
		01)	David Mathieson
		02)	Stephen G. Shank		☐	☐	☐

If elected, Mr. Mathieson and Mr. Shank will serve for a term of three years.

Vote On Proposals
							For	Against	Abstain
2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent registered public accounting firm of the Company.						☐	☐	☐

3.	TO APPROVE THE 2009 Short-Term Incentive Plan.						☐	☐	☐

4.	IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.						☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as name appears to the right.

Signature (PLEASE SIGN WITHIN BOX)				Date	Signature (Joint Owners)			Date